                                                Filed Pursuant to Rule 424(b)(5)
                                       Registration Nos. 333-71929 and 333-50559
          Prospectus Supplement to Prospectus Dated February 12, 1999.

                                  $250,000,000
Logo                       LAMAR ADVERTISING COMPANY
                         5 1/4% Convertible Notes due 2006
                             ----------------------

     You may convert the notes into shares of Class A common stock of Lamar Advertising Company at any time before their maturity or their redemption by Lamar Advertising Company. The notes will mature on September 15, 2006. The conversion rate is 21.6216 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to an initial conversion price of $46.25 per share. On August 4, 1999, the last reported bid price for the Class A common stock on the Nasdaq National Market was $37.00 per share. The Class A common stock is quoted under the symbol "LAMR".

     Lamar Advertising will pay interest on the notes on March 15 and September 15 of each year. The first interest payment will be made on September 15, 1999. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

     On or after September 18, 2002, Lamar Advertising has the option to redeem, at the redemption prices set forth in this prospectus supplement, all or a portion of the notes which have not been previously converted. In the event of a "change in control", as described in this prospectus supplement, you would have the option to require Lamar Advertising to repurchase any notes held by you at a price equal to 100% of the principal amount of the notes, plus accrued interest to the date of repurchase.

     See "Risk Factors" beginning on page S-14 of this prospectus supplement to read about important factors you should consider before purchasing the notes.
                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                                               Per Note      Total
                                                               --------      -----
Initial public offering price...............................    100.00%   $250,000,000
Underwriting discount.......................................      2.75%   $  6,875,000
Proceeds, before expenses, to Lamar Advertising.............     97.25%   $243,125,000

     The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from August 10, 1999 and must be paid by the purchaser if the notes are delivered after August 10, 1999.

     To the extent that the underwriters sell more than $250,000,000 principal amount of notes, the underwriters have the option to purchase up to an additional $37,500,000 principal amount of notes from Lamar Advertising at the initial public offering price less the underwriting discount.
                             ----------------------

     The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on August 10, 1999.

GOLDMAN, SACHS & CO.                                   DEUTSCHE BANC ALEX. BROWN

MORGAN STANLEY DEAN WITTER                                  SALOMON SMITH BARNEY
                             ----------------------
                  Prospectus Supplement dated August 5, 1999.

       [COMPANY MAP -- OUTDOOR MARKETS, LOGO STATES AND TRANSIT MARKETS]

               EXPLANATORY NOTE REGARDING CORPORATE RESTRUCTURING
                          OF LAMAR ADVERTISING COMPANY

     On July 20, 1999, Lamar Advertising Company completed a corporate restructuring to create a new holding company structure. The restructuring was accomplished through a merger under section 251(g) of the Delaware General Corporation Law. At the effective time of the merger, all stockholders of Lamar Advertising Company became stockholders in a new holding company and Lamar Advertising Company became a wholly-owned subsidiary of the new holding company. The new holding company took the Lamar Advertising Company name and the old Lamar Advertising Company was renamed Lamar Media Corp.

     We believe that the restructuring will provide us with a more flexible capital structure and enhance our financing options.

     The following summary organizational chart describes the basic corporate structure of Lamar following the restructuring.
                              [ORGANIZATION CHART]

     In this prospectus supplement, "Lamar," the "company," "we," "us" and "our" refer to Lamar Advertising Company and its consolidated subsidiaries except where we make it clear that we are only referring to Lamar Advertising Company or a particular subsidiary.

     The new holding company's Class A common stock trades under the symbol "LAMR" on the Nasdaq National Market with the same CUSIP number as the old Lamar Advertising Company's Class A common stock. In the merger, all outstanding shares of old Lamar Advertising Company's capital stock were converted into shares of the new holding company with the same voting powers, designations, preferences and rights, and the same qualifications, restrictions and limitations, as the shares of old Lamar Advertising.

     At the effective time of the merger, the only material asset of the new holding company was the capital stock of Lamar Media. At the time of the offering, the new holding company will not have any material liabilities other than certain accounts payable to trade creditors totaling approximately 5% of the total trade payables of Lamar on a consolidated basis.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus supplement. This summary does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus supplement and the accompanying prospectus carefully, especially the risks of investing in the notes discussed under "Risk Factors" beginning on page S-14. On June 1, 1999, we entered into an agreement to purchase the outdoor advertising business of Chancellor Media Outdoor Corporation for a purchase price consisting of $700 million in cash and a fixed amount of 26,227,273 shares of Class A common stock of Lamar Advertising. This acquisition is subject to numerous conditions, some of which are beyond our control. We cannot be sure whether the Chancellor Outdoor acquisition will be completed or the extent to which the antitrust authorities may require divestiture of assets as a condition to completing the acquisition.

OUR BUSINESS

     After giving effect to our pending acquisition of Chancellor Outdoor, we will be the largest owner and operator of outdoor advertising and signage facilities in the United States based on number of displays, and the largest company focusing exclusively on outdoor advertising operations. Our business comprises three principal activities:

     - OUTDOOR ADVERTISING. We offer our customers a fully integrated service, covering their outdoor advertising requirements from display production to placement and maintenance of their advertisement on the display site. We currently provide our customers with a comprehensive array of poster and bulletin displays in 96 of the 107 markets we serve; in the remaining markets, we operate high profile bulletin displays along interstate and other major highways. Since our inception in 1902 we have accumulated a portfolio of attractively positioned advertising display sites. We currently operate approximately 75,700 advertising display sites in 36 states covering 107 markets. After giving effect to our pending acquisition of Chancellor Outdoor, we will operate 113,700 displays in 45 states covering 142 markets.

     - LOGO SIGNS. We are the largest logo sign operator in the United States. Logo signs are erected pursuant to state awarded franchises on public rights of way near highway exits to display and promote commercial information regarding travel amenities and services. There are currently 24 states and the Province of Ontario which operate franchised logo sign programs; we operate in 20 of those states and the Province of Ontario, displaying 81,100 advertisements on our 25,000 display sites.

     - TRANSIT ADVERTISING. We have extended our operations to include advertising displays on transit infrastructure, buses, bus shelters and waiting benches. We currently operate 6,100 display sites in 23 markets. Pro forma for our pending acquisition of Chancellor Outdoor, we will operate 27 franchises in 13 states with approximately 10,800 displays.

     We believe that the experience of our senior and local managers has contributed greatly to our success. Our regional managers have been with us, on average, for 21 years. We emphasize decentralized local management of operations with centralized administrative, financial and accounting controls. We maintain an extensive local sales presence within our markets and, as of June 30, 1999, employed a total of 416 local account executives. Local account executives are typically supported by additional local staff and have the ability to draw upon the resources of the central office and offices in other markets in the event that business opportunities or customers' needs support such allocation of resources.

     In order to be more responsive to local market demands, we offer a full complement of outdoor advertising services coupled with local production facilities, management and account executives through our local offices. Local advertising constituted approximately 81% of our outdoor advertising net revenues in 1998, which our management believes is higher than the industry average. After giving effect to the Chancellor Outdoor acquisition, local advertising would constitute approximately 75% of our outdoor advertising revenues.

     Our business has grown rapidly through a combination of internal growth and acquisitions. Strong internal growth is enhanced by focused strategic acquisitions, resulting in increased operating efficiencies, greater geographic diversification and increased market penetration. Since 1996, our management team has successfully completed the acquisition of over 105 outdoor advertising businesses, including 32 acquisitions closed in 1999 through July 23. During 1998, we increased the number of outdoor advertising displays we operate by approximately 66% by acquiring outdoor advertising assets, including the completion of 40 strategic acquisitions of outdoor advertising businesses as well as isolated purchases of outdoor advertising displays.

     Historically, we have focused on small to mid-sized markets where we have pursued acquisition opportunities in order to establish a leadership position. This positioning has allowed us to consistently maintain high operating margins and cash flow growth. The Chancellor Outdoor acquisition will enable us to significantly expand our operations in major markets, allowing us to grow our existing national customer base in middle markets and to attract more national advertising customers and larger accounts. The acquisition will enable us to compete more effectively in larger markets by establishing a leading market share in certain large cities such as Las Vegas and Chicago. It will also add significantly to our presence in middle markets by adding new middle markets as well as expanding our position in existing markets. In addition, the increased market presence resulting from the acquisition will further enhance our ability to offer cross-market advertising opportunities to both local and national advertising customers.

     In 1998 we increased our revenues by 43.5% to $288.6 million and our earnings before interest tax depreciation and amortization, EBITDA, by 46.0% to $134.8 million. In 1997, we increased revenues, as compared to 1996, by 66.7% and EBITDA by 84.8%. We derive our outdoor advertising revenues from several industries, with our top ten business categories accounting for approximately 72% of our total outdoor advertising net revenues in 1998. For the three months ended March 31, 1999, we increased our revenues by 46.9% to $85.8 million and our EBITDA by 47.4% to $35.9 million, compared to the corresponding period in 1998. The term EBITDA is further explained in footnote two to the "Selected Consolidated Historical Financial And Operating Data" on page S-11.

     After giving effect to the Chancellor Outdoor acquisition, our 1998 revenues were $542 million and our EBITDA was $238 million. On the same pro forma basis, for the three months ended March 31, 1999, our revenues were $139 million and our EBITDA was $58 million.

     We are undertaking this offering to refinance a portion of the amounts outstanding under our existing bank facility.

BUSINESS STRATEGY

     Our objective is to grow our cash flow from operations by being the leading provider of outdoor advertising and display services in the markets we serve. To accomplish this objective, we will use the following strategies:

     - use our leading market position to offer our customers comprehensive outdoor advertising and display services through our extensive geographic reach and in-market coverage. We have successfully leveraged our established market position to benefit from the limited availability of new display locations, low technology risk, and low capital expenditure requirements;

     - continue to invest in upgrading our existing structures and construct new display faces in order to provide quality service to our current customers and to attract new advertisers;

     - consolidate our strong middle market position and improve our competitive position in larger markets for national advertising customers through continued acquisitions, in both new and existing markets. We pursue disciplined acquisitions which enable inter-market cross-selling and provide us with the opportunity to centralize accounting and administrative functions, thereby achieving economies of scale;

     - maintain our position as the largest operator of logo signs in the United States by pursuing new service contracts for logo signs and potentially through acquisitions;

     - enhance revenues and cash flow growth by leveraging our local management's extensive market knowledge to provide high quality local sales and service and highly targeted local marketing efforts to improve display occupancy rates. Our decentralized local and regional management with centralized administrative, financial and accounting controls, facilitate the efficient integration of acquired business operations and enable us to maintain low corporate overhead;

     - diversify our customer base; currently no single advertiser accounts for more than 3% of our revenues; and

     - anticipate the effect of regulatory and other changes which could impact our revenue and cash flow growth, such as the ban on tobacco advertising. To date we have been successful in replacing tobacco advertising with other advertising at comparable rates.

                              RECENT DEVELOPMENTS

COMPLETED ACQUISITIONS

     From January 1, 1999 to July 22, 1999, we completed 32 acquisitions of complementary outdoor advertising assets, for an aggregate price of approximately $155.1 million. These acquisitions included more than 5,000 displays. We expect that these acquisitions will allow us to take advantage of operating efficiencies and cross-market sales opportunities.

PENDING ACQUISITIONS

     THE CHANCELLOR OUTDOOR ACQUISITION

     On June 1, 1999, we entered into a definitive agreement to purchase the business of Chancellor Media Outdoor Corporation, for a purchase price consisting of $700 million in cash and a fixed amount of 26,227,273 shares of Class A common stock of Lamar Advertising. We plan to finance the cash portion of the purchase price through bank loans.

     The outdoor advertising business of Chancellor Outdoor that we are acquiring primarily consists of approximately 42,700 displays located in 38 states and includes both major and middle markets. We will gain a significant presence in middle and major markets within the Midwest, Southeast, Northeast and West including:

     - Ocala, Orlando and Tampa, Florida;
     - Chicago, Illinois;
     - Las Vegas, Nevada;
     - Milwaukee, Wisconsin; and
     - Dallas, Texas.

     The acquisition is subject to antitrust review by the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. In order to obtain clearance under the HSR Act, we may be required to divest some outdoor advertising assets which we would otherwise acquire and operate in the future as a condition to completing the acquisition. We do not expect that the extent of this divestiture will be material.

     The completion of the acquisition is also subject to approval by Lamar Advertising's stockholders of the issuance of the shares of Class A common stock as proposed in the acquisition, lender approvals, and the satisfaction of other customary closing conditions. Accordingly, we cannot be sure whether or when the Chancellor Outdoor acquisition will be completed. The Reilly Family Limited Partnership, which is controlled by Kevin P. Reilly, Jr., Chief Executive Officer of Lamar Advertising and holds more than 80% of the Lamar Advertising stockholder voting power, has agreed to vote in favor of the transaction.

     OTHER PENDING ACQUISITIONS

     We have entered into other agreements relating to several other acquisitions which are pending and have not been completed. If we complete all of these acquisitions, we would acquire approximately 54 outdoor advertising displays in two states for an aggregate purchase price of approximately $11.5 million. These acquisitions are subject to various conditions including the satisfaction of customary closing conditions. We cannot be sure whether or when these acquisitions will be completed.

NEW BANK CREDIT FACILITY FOR LAMAR MEDIA

     We have received a commitment from The Chase Manhattan Bank to replace Lamar Media's existing bank credit facility with a new bank credit facility under which The Chase Manhattan Bank will serve as administrative agent. The new $1 billion bank credit facility would consist of (1) a $350 million revolving bank credit facility and (2) a $650 million term facility with two tranches, a $450 million Term A facility and a $200 million Term B facility. See "Description of Other Indebtedness of Lamar -- New Bank Credit Facility" on page S-49.

     We expect the new bank credit facility will be completed shortly after completion of this offering.

                                  THE OFFERING

     Please refer to "Description of Notes We Are Offering" in this prospectus supplement for more information about the notes.

Issuer.....................  Lamar Advertising Company

Notes offered..............  5 1/4% Convertible Notes due 2006

Total principal amount
being issued...............  $250,000,000

Stated maturity............  September 15, 2006

Interest payment dates.....  March 15 and September 15 of each year

Date interest starts
accruing...................  August 10, 1999

First interest payment
date.......................  September 15, 1999

Interest rate..............  5.25% annually

Conversion.................  The notes are convertible at the option of the holder into shares of Class A common stock of Lamar Advertising, at any time before the close of business on the business day immediately preceding the maturity date, unless previously redeemed, at a conversion rate of 21.6216 shares per $1,000 principal amount of notes, subject to adjustment in some circumstances.

Redemption features........  We have the right to redeem the notes, in whole or from time to time in part, on at least 30 but not more than 60 days' prior notice, at any time on or after September 18, 2002, at the redemption prices set forth in this prospectus supplement together with accrued and unpaid interest, if any, to the date of redemption.

Repurchase at option of
holders upon a change of
control....................  If we undergo a "change in control," as that term is defined in the notes, you will have the right, subject to certain conditions and restrictions, to require Lamar Advertising to repurchase your notes, in whole or in part, at 100% of the principal amount of the notes, plus accrued interest to the repurchase date. A change in control constitutes an event of default under the existing bank credit facility, and we expect it would be an event of default under the new bank credit facility. Therefore, if we undergo a change of control without the approval of the lenders, we will not be able to borrow under either the existing or the new bank credit facility, and we may not have other resources available to fund the repurchase of any notes that you may require us to repurchase. See "Description of Notes -- Repurchase at Option of Holders Upon a Change in Control."

Ranking....................  The notes are general unsecured obligations of
                             Lamar Advertising and will rank equally in right of payment with all other senior, unsecured debt obligations of Lamar Advertising. The notes will be effectively subordinated to all existing and future liabilities of Lamar Advertising's subsidiaries, partnerships and affiliated joint ventures. As of June 30, 1999, Lamar Advertising's subsidiaries had approximately $894 million of debt outstanding that effectively ranked senior to the notes.

Voting rights of Class A
common stock...............  Lamar Advertising has two classes of common stock:
                             Class A common stock and Class B common stock. The Class A common stock and the Class B common stock have the same rights and powers, except that a share of Class A common stock entitles the holder to one vote and a share of Class B common stock entitles the holder to ten votes. The Reilly Family Limited Partnership, which is controlled by Kevin
                             P. Reilly, Jr., Chief Executive Officer of Lamar Advertising, is the beneficial owner of all the outstanding shares of Class B common stock, representing approximately 80% of the total voting power of the common stock.

Use of proceeds............  We intend to use the net proceeds from the sale of the notes to repay amounts currently outstanding under Lamar Media's existing bank credit facility.

United States federal
income tax
considerations.............  Important federal income tax considerations associated with purchasing, holding and disposing of the notes are described under "Material United States Federal Income Tax Considerations" below.

Nasdaq National Market
symbol for Class A common
stock......................  LAMR

Book-entry issuance,
settlement and clearance...  We will issue the notes only in book-entry form -- that is as global notes registered in the name of The Depository Trust Company, New York, New York, or its nominee. The sale of the notes will settle in immediately available funds through DTC. Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system.

RISK FACTORS...............  YOU SHOULD READ THE "RISK FACTORS" SECTION,
                             BEGINNING ON PAGE S-14 OF THIS PROSPECTUS
                             SUPPLEMENT, AS WELL AS THE OTHER CAUTIONARY
                             STATEMENTS THROUGHOUT THE ENTIRE PROSPECTUS
                             SUPPLEMENT AND THE PROSPECTUS, SO THAT YOU
                             UNDERSTAND THE RISKS ASSOCIATED WITH AN INVESTMENT IN THE NOTES. THESE RISKS INCLUDE:

                             - BECAUSE LAMAR ADVERTISING IS A HOLDING COMPANY,
                               THE NOTES WILL BE EFFECTIVELY SUBORDINATED TO ALL OF THE EXISTING AND FUTURE DEBT AND OBLIGATIONS OF LAMAR MEDIA CORP. AND ITS SUBSIDIARIES, AND WE MAY BE UNABLE TO REPAY OUR OBLIGATIONS UNDER THE NOTES.

                             - LAMAR MEDIA'S DEBT AGREEMENTS CONTAIN COVENANTS
                               AND RESTRICTIONS THAT CREATE THE POTENTIAL FOR DEFAULTS.

                             - WE MAY NOT HAVE SUFFICIENT FUNDS TO REPAY OR
                               REPURCHASE THE NOTES IF WE ARE REQUIRED TO DO SO.

                             - BECAUSE WE HAVE SIGNIFICANT FIXED PAYMENTS ON OUR
                               DEBT, WE MAY LACK SUFFICIENT CASH FLOW TO OPERATE OUR BUSINESS AS WE HAVE IN THE PAST AND MAY NEED TO BORROW MONEY IN THE FUTURE TO MAKE THESE PAYMENTS AND OPERATE OUR BUSINESS.

                             - OUR CONTINUED GROWTH THROUGH ACQUISITIONS MAY
                               BECOME MORE DIFFICULT AND INVOLVES COSTS AND
                               UNCERTAINTIES.

                             - IF WE COMPLETE THE CHANCELLOR OUTDOOR
                               ACQUISITION, WE WILL SIGNIFICANTLY EXPAND OUR OPERATIONS IN MAJOR MARKETS WHERE WE CANNOT BE SURE OUR BUSINESS STRATEGY WILL CONTINUE TO BE SUCCESSFUL.

                             - IF WE DO NOT COMPLETE THE CHANCELLOR OUTDOOR
                               ACQUISITION, WE MAY NOT BE ABLE TO ACHIEVE THE GROWTH THAT WE ANTICIPATE IF THE ACQUISITION IS COMPLETED.

                             - THE BAN ON TOBACCO ADVERTISING HAS ELIMINATED A
                               TRADITIONALLY SIGNIFICANT SOURCE OF OUR REVENUES AND WE MAY NOT BE ABLE TO CONTINUE TO REPLACE THESE LOST REVENUES THROUGH OTHER SOURCES.

         SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OPERATING DATA

     The selected consolidated financial information presented below under the captions income statement data for the years ended December 31, 1997 and 1998 and the fiscal years ended October 31, 1994, 1995 and 1996, was derived from our audited consolidated financial statements and their notes. In December 1996, we changed our fiscal year end from October 31 to December 31. Interim data for the three months ended March 31, 1998 and 1999 are unaudited, but include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of that data. Results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole. The adjusted balance sheet data gives effect to the sale of the notes offered by Lamar Advertising and the repayment of $250 million of outstanding indebtedness under Lamar Media's existing bank credit facility from the proceeds of the offering. See the section entitled "Use of Proceeds" in this prospectus supplement for a description of our specific plans for the application of the net proceeds from this offering.

                                                                                                        THREE MONTHS
                                                                                   YEAR ENDED              ENDED
                                                  YEAR ENDED OCTOBER 31,          DECEMBER 31,           MARCH 31,
                                               -----------------------------   -------------------   ------------------
                                                1994       1995       1996       1997       1998      1998       1999
                                                ----       ----       ----       ----       ----      ----       ----
                                                                        (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net revenues.................................  $84,473   $102,408   $120,602   $201,062   $288,588   $58,397   $ 85,766
Operating expenses:
  Direct advertising expenses................   28,959     34,386     41,184     63,390     92,849    20,830     29,764
  General and administrative expense.........   24,239     27,057     29,466     45,368     60,935    13,216     20,099
  Depreciation and amortization..............   11,352     14,090     15,549     48,037     88,572    17,605     31,561
                                               -------   --------   --------   --------   --------   -------   --------
        Total operating expenses.............   64,550     75,533     86,199    156,795    242,356    51,651     81,424
                                               -------   --------   --------   --------   --------   -------   --------
Operating income.............................   19,923     26,875     34,403     44,267     46,232     6,746      4,342
                                               -------   --------   --------   --------   --------   -------   --------
Interest expense.............................   13,599     15,783     15,441     38,230     60,008    13,326     18,145
Earnings (loss) before income taxes and
  cumulative effect of a change in accounting
  principle..................................    5,227      8,308     17,948      7,495    (12,081)   (6,156)   (12,781)
Income tax expense (benefit).................   (2,072)    (2,390)     7,099      4,654       (191)   (1,565)    (2,842)
Net earnings (loss)(1).......................  $ 7,299   $ 10,698   $ 10,849   $  2,841   $(11,890)  $(4,591)  $(10,706)
OTHER DATA:
EBITDA(2)....................................  $31,275   $ 40,965   $ 49,952   $ 92,304   $134,804   $24,351   $ 35,903
EBITDA margin................................      37%        40%        41%        46%        47%       42%        42%
Capital expenditures:
  Outdoor advertising........................  $ 4,997   $  6,643   $ 12,530   $ 23,445   $ 44,295   $ 7,691   $ 10,736
  Logos......................................  $ 2,761   $  1,567   $ 13,268   $ 10,354   $ 10,647   $ 1,306   $  2,371
Number of outdoor advertising displays(3)....   22,369     22,547     24,792     43,343     71,921    47,475     74,308
Number of logo advertising displays(3).......   18,266     24,219     52,414     68,700     74,700    68,935     77,905
Cumulative contracts for logo signs(3).......        7         11         15         18         19        18         20

                                                                   MARCH 31, 1999
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                                ------     -----------
                                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $    8,171   $    1,046
Working capital.............................................      26,217       19,092
Total assets................................................   1,358,537    1,358,537
Total debt (including current maturities)...................     833,453      833,453
Total long-term obligations.................................     859,063      859,063
Stockholders' equity........................................     458,905      458,905

---------------

(1) Includes, in 1999, a loss of $767, net of tax, related to a cumulative effect of a change in accounting principle.

(2) "EBITDA" is defined as operating income before depreciation and amortization. EBITDA represents a measure which we believe is customarily used to evaluate the financial performance of companies in the media industry. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should be considered in addition to, but not as a substitute for, operating income or net earnings as an indicator of our operating performance or to net cash provided by operating activities as a measure of liquidity. Not all companies calculate EBITDA in the same manner, and therefore the information provided may not be comparable to similarly titled information of other companies.

(3) As of the end of the period.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following selected unaudited pro forma combined financial data present the combined financial data for Lamar and Chancellor Outdoor after giving effect to the pending acquisition, assuming that the acquisition had taken place at the beginning of the periods presented. For purposes of the pro forma financial information: (1) the pro forma statement of operations of Lamar for the year ended December 31, 1998 (as if the Outdoor Communications, Inc. acquisition had occurred at the beginning of the period) has been combined with the statement of operations of Chancellor Outdoor for the period of July 22, 1998 (inception) to December 31, 1998, the statement of operations of Martin Media L.P. for the seven months ended July 31, 1998, the statement of operations of Martin & MacFarlane, Inc. for the seven months ended July 31, 1998, and the statement of income of the Outdoor Advertising Division of Whiteco Industries, Inc. for the eleven months ended November 30, 1998; (2) the statement of operations of Lamar for the three month period ended March 31, 1999 has been combined with the statement of operations of Chancellor Outdoor for the same period, and (3) the balance sheet of Lamar as of March 31, 1999 has been combined with the balance sheet of Chancellor Outdoor as of March 31, 1999. The historical financial statements of Lamar referred to above may be found in the Securities Exchange Act of 1934 reports incorporated by reference in this prospectus supplement. The historical financial statements of Chancellor Outdoor referred to above may be found in the Current Report on Form 8-K filed by Lamar Advertising on July 7, 1999 and incorporated by reference into this prospectus supplement. See "Where You Can Find More Information" for information on how to get copies of documents incorporated by reference in this prospectus supplement.

     The selected unaudited pro forma combined financial data are presented for illustration purposes only and are not necessarily indicative of what Lamar operating results or financial position would have been had the Chancellor Outdoor acquisition and the acquisition of Outdoor Communications, Inc. been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position of Lamar for any future period or as of any future date. The unaudited pro forma combined financial statements should be read in conjunction with our audited and unaudited consolidated financial statements and notes included in Lamar's Exchange Act reports and in the Current Report on Form 8-K filed by Lamar Advertising on July 7, 1999.

                                                               PRO FORMA        PRO FORMA
                                                               YEAR ENDED     THREE MONTHS
                                                              DECEMBER 31,   ENDED MARCH 31,
                                                                  1998            1999
                                                              ------------   ---------------
                                                                  (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net revenues................................................    $542,410        $138,520
Operating expenses:
  Direct advertising expenses...............................     198,848          57,735
  General and administrative expense........................     105,848          22,924
  Depreciation and amortization.............................     261,585          68,756
                                                                --------        --------
          Total operating expenses..........................     566,281         149,415
                                                                --------        --------
Operating income (loss).....................................     (23,871)        (10,895)
                                                                --------        --------
Interest expense............................................     131,538          30,710
Loss before income taxes and cumulative effect of a change
  in accounting principles(1)...............................    (151,183)        (40,669)
Income tax benefit..........................................     (50,549)        (13,718)
Loss before cumulative effect of a change in accounting
  principle(1)..............................................    (100,634)        (26,951)
Net earnings (loss)(1)......................................    (100,634)             --

                                                               PRO FORMA        PRO FORMA
                                                               YEAR ENDED     THREE MONTHS
                                                              DECEMBER 31,   ENDED MARCH 31,
                                                                  1998            1999
                                                              ------------   ---------------
                                                                  (DOLLARS IN THOUSANDS)
Loss before cumulative effect of a change in accounting
  principle per common share(1).............................       (1.30)       $  (0.31)
Net loss per common share...................................    $  (1.30)             --
OTHER DATA:
EBITDA(2)...................................................    $237,714        $ 57,861
EBITDA margin...............................................          44%             42%
Outdoor advertising capital expenditures....................    $ 49,639        $ 18,905
Number of outdoor advertising displays(3)...................     109,921         116,808

                                                                PRO FORMA
                                                              MARCH 31, 1999
                                                              --------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $   11,791
Working capital.............................................        30,714
Total assets................................................     3,160,489
Total debt (including current maturities)...................     1,535,978
Total long-term obligations.................................     1,669,192
Stockholders' equity........................................     1,405,897

---------------

(1) In April 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998, which requires that the costs of start-up activities, including organizational costs, be expensed as incurred. The effect of SOP 98-5 is recorded as a $767 loss, net of tax related to a cumulative effect of a change in accounting principle.

(2) The term "EBITDA" is further explained in footnote two to the Selected Consolidated Historical Financial and Operating Data on page S-11.

(3) As of the end of the period.

                                  RISK FACTORS

     An investment in the notes involves a number of risks. In deciding whether to invest, you should carefully consider the following factors, the information contained in this prospectus supplement and accompanying prospectus and the other information that we have referred you to. It is especially important to keep these risk factors in mind when you read forward-looking statements.

 BECAUSE LAMAR ADVERTISING IS A HOLDING COMPANY, THE NOTES WILL BE EFFECTIVELY
  SUBORDINATED TO ALL OF THE EXISTING AND FUTURE DEBT AND OBLIGATIONS OF LAMAR MEDIA CORP. AND ITS SUBSIDIARIES, AND WE MAY BE UNABLE TO REPAY OUR OBLIGATIONS
                                UNDER THE NOTES

     Because the notes are obligations of a holding company which has no significant assets or independent operations other than the equity of Lamar Media, the notes are effectively subordinated to all existing and future indebtedness and obligations of Lamar Media and its subsidiaries. As of June 30, 1999, Lamar Media and its subsidiaries had approximately $894 million of debt outstanding. As a consequence, we will be able to make payments on the notes only to the extent that (1) the instruments representing indebtedness of Lamar Media and its subsidiaries permit payments to be distributed as a dividend on equity to Lamar Advertising and (2) there are amounts legally available to be distributed. Our existing indentures and bank credit agreement would block upstream payments of this type under various circumstances, including: (1) the bankruptcy, liquidation or reorganization of Lamar Media and its subsidiaries, and (2) during the continuance of defaults under these indentures and agreements.

     Although we anticipate that the new bank credit agreement of Lamar Media will permit sufficient upstream payments in any year to permit Lamar Advertising to pay all of the interest due under the notes in a given year, we cannot guarantee that we will be able to enter into the new credit agreement or what the final terms will be.

     In addition, following the liquidation of any subsidiary of Lamar Advertising, the creditors of that subsidiary will be entitled to be paid in full before Lamar Advertising is entitled to a distribution of any assets in the liquidation.

 WE INTEND TO INCUR ADDITIONAL DEBT IN THE FUTURE WHICH COULD ADVERSELY AFFECT
      LAMAR ADVERTISING'S ABILITY TO REPAY ITS OBLIGATIONS UNDER THE NOTES

     We anticipate that from time to time Lamar Advertising may, and its subsidiaries may, incur additional indebtedness, which could adversely affect Lamar Advertising's ability to pay its obligations under the notes. The indenture for the notes does not limit Lamar Advertising's ability, or that of any of its subsidiaries, to incur other indebtedness and liabilities.

LAMAR MEDIA'S DEBT AGREEMENTS CONTAIN COVENANTS AND RESTRICTIONS THAT CREATE THE
                             POTENTIAL FOR DEFAULTS

     The terms of Lamar Media's bank credit facility and the indentures relating to Lamar Media's outstanding notes restrict, among other things, Lamar Media's ability to:

- make distributions to Lamar Advertising;

- dispose of assets;

- incur or repay debt;

- create liens; and

- make investments.

     Under Lamar Media's bank credit facility we must maintain specified financial ratios and levels including:

- interest coverage;

- fixed charge coverage;

- senior debt ratios; and

- total debt ratios.

     If we fail to comply with these tests, the lenders have the right to cause all amounts outstanding under the bank credit facility to become immediately due. If this were to occur and the lenders decide to exercise their right to accelerate the indebtedness, it would create serious financial problems for us. Our ability to comply with these restrictions, and any similar restrictions in future agreements, depends on our operating performance. Because our performance is subject to prevailing economic, financial and business conditions and other factors that are beyond our control, we may be unable to comply with these restrictions in the future.

  WE MAY NOT HAVE SUFFICIENT FUNDS TO REPAY OR REPURCHASE THE NOTES IF WE ARE
                               REQUIRED TO DO SO

     At maturity or if a change of control occurs, we cannot assure you that we would have sufficient funds or would be able to arrange for additional financing to repay the notes at maturity or to pay the repurchase price for all of the notes tendered to us. There is no sinking fund with respect to the notes, and at maturity the entire outstanding principal amount of the notes will become due and payable by Lamar Advertising. If a change of control, as defined in this prospectus supplement, of Lamar Advertising occurs, each holder of the notes may require that we repurchase all or a portion of the notes.

     Because we will probably not have sufficient cash flow from operations to repay the notes, we may need to borrow additional amounts or seek other sources of financing to repay the notes. We cannot guarantee that such additional financing will be available or available on favorable terms.

     If a change of control of Lamar Advertising occurs, the lenders under Lamar Media's existing credit facility would have the right to require repayment in full of any borrowings under the facility. We expect that a change of control will have the same result under Lamar Media's new bank credit facility. Accordingly, if a change of control occurs without the consent of the lenders, all obligations under the existing or the new bank credit facility will accelerate and we will not be able to borrow under either the existing or the new bank credit facility, and we may not have other resources available to repay or refinance any indebtedness owing under the bank credit facility or to fund the repurchase of any notes you may require Lamar Advertising to repurchase.

     Our failure to repurchase any tendered notes or to repay notes due upon maturity would constitute an event of default under the notes indenture. Any default, in turn, may cause a default under the terms of debt of Lamar Media and its subsidiaries, including under Lamar Media's bank credit facility. As a result, in the event of a default under these other debt agreements, we would be prohibited from any repurchase or repayment of the notes until the debt in default was paid in full.

 BECAUSE WE HAVE SIGNIFICANT FIXED PAYMENTS ON OUR DEBT, WE MAY LACK SUFFICIENT CASH FLOW TO OPERATE OUR BUSINESS AS WE HAVE IN THE PAST AND MAY NEED TO BORROW
      MONEY IN THE FUTURE TO MAKE THESE PAYMENTS AND OPERATE OUR BUSINESS

     We have borrowed substantial amounts of money in the past and may borrow more money in the future. At June 30, 1999, Lamar Media had approximately $894 million of debt outstanding consisting of approximately $307 million in bank debt, $558 million in various series of senior subordinated notes and $29 million in various other short-term and long-term debt of Lamar Media. This debt represents approximately 69% of our total capitalization after giving effect to this offering and the application of the net proceeds from the offering.

     If we complete the pending Chancellor Outdoor acquisition, we will incur additional debt. Assuming that the Chancellor Outdoor acquisition had taken place prior to June 30, 1999, at that time Lamar Media would have had approximately $1.6 billion of debt outstanding, consisting of approximately $1 billion in bank debt, $558 million in various series of senior subordinated notes, and $29 million in various other short-term and long-term debt of Lamar Media. This debt would have represented approximately 55% of our total capitalization after giving effect to the pending Chancellor Outdoor acquisition, this offering and the application of the net proceeds from this offering.

     A large part of our cash flow from operations must be used to make principal and interest payments on our debt. If our operations make less money in the future, we may need to borrow to make these payments. In addition, we finance most of our acquisitions through borrowings under Lamar Media's existing bank credit facility which presently has a total committed amount of $500 million in term and revolving credit loans. As of June 30, 1999, we only had approximately $192 million available to borrow under this bank credit facility. Since our borrowing capacity under Lamar Media's existing bank credit facility is limited, we may not be able to continue to finance future acquisitions at our historical rate with borrowings under this bank credit facility. Lamar Media has obtained a commitment from its lenders to replace its existing bank credit facility with a new bank credit facility with a maximum borrowing capacity of up to $1 billion. We cannot guarantee that Lamar Media will enter into the new bank credit facility for the full commitment amount or at all. We may need to borrow additional amounts or seek other sources of financing to fund future acquisitions. We cannot guarantee that such additional financing will be available or available on favorable terms. We also may need the consent of the banks under Lamar Media's bank credit facility, or the holders of other indebtedness, to borrow additional money.

    OUR BUSINESS COULD BE HURT BY CHANGES IN ECONOMIC AND ADVERTISING TRENDS

     We sell advertising space to generate revenues. A decrease in demand for advertising space could adversely affect our business. General economic conditions and trends in the advertising industry affect the amount of advertising space purchased. A reduction in money spent on our displays could result from:

- a general decline in economic conditions;

- a decline in economic conditions in particular markets where we conduct business;

- a reallocation of advertising expenditures to other available media by significant users of our displays; or

- a decline in the amount spent on advertising in general.

      OUR OPERATIONS ARE IMPACTED BY THE REGULATION OF OUTDOOR ADVERTISING

     Our operations are significantly impacted by federal, state and local government regulation of the outdoor advertising business.

     The federal government conditions federal highway assistance on states imposing location restrictions on the placement of billboards on primary and interstate highways. Federal laws also impose size, spacing and other limitations on billboards. Some states have adopted standards more restrictive than the federal requirements. Local governments generally control billboards as part of their zoning regulations. Some local governments have enacted ordinances which require removal of billboards by a future date. Others prohibit the construction of new billboards and the reconstruction of significantly damaged billboards, or allow new construction only to replace existing structures.

     Local laws which mandate removal of billboards at a future date often do not provide for payment to the owner for the loss of structures that are required to be removed. Certain federal and state laws require payment of compensation in such circumstances. Local laws that require the removal of a billboard without compensation have been challenged in state and federal courts with conflicting results. Accordingly, we may not be successful in negotiating acceptable arrangements when our displays have been subject to removal under these types of local laws.

     Additional regulations may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements has been introduced in Congress from time to time in the past. Additional regulations or changes in the current laws regulating and affecting outdoor advertising at the federal, state or local level may have a material adverse effect on our results of operations.

OUR CONTINUED GROWTH THROUGH ACQUISITIONS MAY BECOME MORE DIFFICULT AND INVOLVES
                            COSTS AND UNCERTAINTIES

     We have substantially increased our inventory of advertising displays through acquisitions. Our operating strategy involves making purchases in markets where we currently compete as well as in new markets. However, the following factors may affect our ability to continue to pursue this strategy effectively.

- The outdoor advertising market has been consolidating, and this may adversely affect our ability to find suitable candidates for purchase.

- We are also likely to face increased competition from other outdoor advertising companies for the companies or assets we wish to purchase. Increased competition may lead to higher prices for outdoor advertising companies and assets and decrease those we are able to purchase.

- We do not know if we will have sufficient capital resources to make purchases, obtain any required consents from our lenders, or find acquisition opportunities with acceptable terms.

- From January 1, 1997 to July 22, 1999, we completed 96 transactions involving the purchase of complementary outdoor advertising assets, the most significant of which was the acquisition on October 1, 1998 of Outdoor Communications, Inc. for $385 million. We currently have pending an acquisition of Chancellor Outdoor for a purchase price consisting of $700 million in cash and a fixed amount of 26,227,273 shares of Class A common stock of Lamar Advertising, which if completed, will be by far our largest acquisition to date. We must integrate these acquired assets and businesses into our existing operations. This process of integration may result in unforeseen difficulties and could require significant time and attention from our management that would otherwise be directed at developing our existing business. Further, we cannot be certain that the benefits and cost savings that we anticipate from these purchases will develop.

IF WE COMPLETE THE CHANCELLOR OUTDOOR ACQUISITION, WE WILL SIGNIFICANTLY EXPAND
 OUR OPERATIONS IN MAJOR MARKETS WHERE WE CANNOT BE SURE OUR BUSINESS STRATEGY
                         WILL CONTINUE TO BE SUCCESSFUL

     If we complete our acquisition of Chancellor Outdoor, we will significantly expand our operations in major markets. Because we have historically focused on middle markets and have not had substantial operations in major markets to date, we cannot guarantee that we will be able to replicate the success that we have achieved with our business strategy in middle markets. Achieving our goals in major markets will depend to a great extent on our ability to attract and retain national advertising customers. Our success to date has been built in large measure on our ability to attract and retain local advertising customers. Approximately 81% of our net advertising revenues for 1998 derived from local advertising. We cannot be sure that the strategies that have worked well with local advertising customers will work with national advertisers.

     In addition, expanding our operations in major markets will put us in increased competition with larger competitors with more diversified media operations who may have a more established market presence and greater financial resources then we do. We may also face more intense competition from other forms of outdoor advertising and other media in major markets than we do in middle markets.

IF WE DO NOT COMPLETE THE CHANCELLOR OUTDOOR ACQUISITION, WE MAY NOT BE ABLE TO
     ACHIEVE THE GROWTH THAT WE ANTICIPATE IF THE ACQUISITION IS COMPLETED

     For the Chancellor Outdoor acquisition to be completed, numerous closing conditions must be satisfied. Many of these closing conditions, including clearance under the HSR

Act and financing contingencies, are beyond our control. Accordingly, we may not be able to complete the acquisition. Even if we complete the Chancellor Outdoor acquisition, the projected growth we anticipate could be reduced if we were required to divest significant assets to obtain clearance under the HSR Act.

     The Chancellor Outdoor acquisition offers projected benefits that we may not be able to achieve through other means. As consolidation continues to accelerate in the outdoor advertising industry, there are fewer opportunities to acquire outdoor advertising assets on the scale of the Chancellor Outdoor acquisition. Consequently, we may not be able to acquire the quantity or quality of outdoor advertising assets afforded by the Chancellor Outdoor acquisition in a series of smaller acquisitions.

THE BAN ON TOBACCO ADVERTISING HAS ELIMINATED A TRADITIONALLY SIGNIFICANT SOURCE
    OF OUR REVENUES AND WE MAY NOT BE ABLE TO CONTINUE TO REPLACE THESE LOST
                         REVENUES THROUGH OTHER SOURCES

     We have removed all of our outdoor advertising of tobacco products in connection with settlements the states reached with the U.S. tobacco companies. The revenues from tobacco advertising as a percentage of billboard advertising net revenues was 9% in 1997 and 8% in 1998.

     The ban on outdoor advertising of tobacco products in the settlement increased our available inventory. To date, we have been successful in replacing the tobacco advertising removed with substitute advertising at comparable rates. We cannot be sure, however, that we will continue to be able to do so in the future. If we are unable to continue to replace tobacco advertising, the resulting increase in available inventory could cause us to reduce our rates or limit our ability to raise rates. In addition, we cannot guarantee that substitute advertisers will pay rates as favorable to us as those paid by tobacco advertisers.

  WE FACE COMPETITION FROM LARGER AND MORE DIVERSIFIED OUTDOOR ADVERTISERS AND
           OTHER FORMS OF ADVERTISING THAT COULD HURT OUR PERFORMANCE

     We cannot be sure that in the future we will compete successfully against the current and future sources of outdoor advertising competition and competition from other media. The competitive pressure that we face could adversely affect our profitability or financial performance. Even though we would be the largest company focusing exclusively on outdoor advertising if we complete our pending acquisition of Chancellor Outdoor, we face competition from larger companies with more diversified operations which also include radio and other broadcast media. We also face competition from other forms of media, including television, radio, newspapers and direct mail advertising. We must also compete with an increasing variety of other out-of-home advertising media that include advertising displays in shopping centers, malls, airports, stadiums, movie theaters and supermarkets, and on taxis, trains and buses.

     In our logo sign business, we currently face competition for state-awarded service contracts from two other logo sign providers as well as local companies. Initially, we compete for state-awarded service contracts as they are privatized. Because these contracts expire after a limited time, we must compete to keep our existing contracts each time they are up for renewal.

IF OUR CONTINGENCY PLANS RELATING TO HURRICANES FAIL, THE RESULTING LOSSES COULD
                               HURT OUR BUSINESS

     Although we have developed contingency plans designed to deal with the threat posed to our advertising structures by hurricanes, we cannot guarantee that these plans will work. If these plans fail, significant losses could result.

     A significant portion of our structures is located in the Mid-Atlantic and Gulf Coast regions of the United States. These areas are highly susceptible to hurricanes during the late summer and early fall. In the past, we have incurred significant losses due to severe storms. These losses resulted from structural damage, overtime compensation, loss of billboards that could not be replaced under applicable laws and reduced occupancy because billboards were out of service.

     We have determined that it is not economical to obtain insurance against losses from hurricanes and other storms. Instead, we have developed contingency plans to deal with the threat of hurricanes. For example, we attempt to remove the advertising faces on billboards at the onset of a storm, when possible, which permits the structures to better withstand high winds during a storm. We then replace these advertising faces after the storm has passed. However, these plans may not be effective in the future and, if they are not, significant losses may result.

         OUR LOGO SIGN CONTRACTS ARE SUBJECT TO STATE AWARD AND RENEWAL

     A growing portion of our revenues and operating income come from our state-awarded service contracts for logo signs. We cannot predict what remaining states, if any, will start logo sign programs or convert state-run logo sign programs to privately operated programs. We compete with many other parties for new state-awarded service contracts for logo signs. Even when we are awarded a contract, the award may be challenged under state contract bidding requirements. If an award is challenged, we may incur delays and litigation costs.

     Generally, state-awarded logo sign contracts have a term, including renewal options, of ten to twenty years. States may terminate a contract early, but in most cases must pay compensation to the logo sign provider for early termination. Typically, at the end of the term of the contract, ownership of the structures is transferred to the state without compensation to the logo sign provider. Of our current logo sign contracts, one is due to terminate in September 1999 and three are subject to renewal in May, June and October 2000. We cannot guarantee that we will be able to obtain new logo sign contracts or renew our existing contracts. In addition, after we receive a new state-awarded logo contract, we generally incur significant start-up costs. We cannot guarantee that we will continue to have access to the capital necessary to finance those costs.

         OUR OPERATIONS COULD BE AFFECTED BY THE LOSS OF KEY EXECUTIVES

     Our success depends to a significant extent upon the continued services of our executive officers and other key management and sales personnel. Kevin P. Reilly, Jr., Lamar Advertising's Chief Executive Officer, our six regional managers and the manager of our logo sign business, in particular, are essential to our continued success. Although we have designed our incentive and compensation programs to retain key employees, we have no employment contracts with any of our employees and none of our executive officers have signed non-compete agreements. We do not maintain key man insurance on our executives. If any of our executive officers or other key management and sales personnel stopped working with us in the future, it could have an adverse effect on our business.

   WE COULD EXPERIENCE SYSTEM FAILURES AND DISRUPTIONS OF OUR OPERATIONS AS A
                RESULT OF THE YEAR 2000 DATE RECOGNITION PROBLEM

The year 2000 date recognition problem could cause our computer systems to fail, resulting in miscalculations and incorrect data. Computer systems which may be affected by this year 2000 problem include computer systems embedded in production equipment; displays containing computer systems; business data processing systems; production, management and planning systems; and personal computers. Consequently, the year 2000 problem could disrupt our daily commercial activities if we do not take the steps necessary to address it effectively. In addition, we cannot assure you that our customers, suppliers and other third parties that we deal with are or will be year 2000 compliant in a timely manner. Interruptions in the services provided to us or in the purchases made by these third parties could also disrupt our operations. Parties affected by a disruption in our operations and services could make claims or bring lawsuits against us. Depending upon the extent and duration of any disruptions caused by the year 2000 problem and the specific services affected, these disruptions could have an adverse affect on our business.

WE HAVE A CONTROLLING STOCKHOLDER THAT CAN CONTROL ANY VOTES TO EXCLUSION OF THE
                     OTHER HOLDERS OF CLASS A COMMON STOCK

     The notes are convertible into Lamar Advertising's Class A common stock. If purchasers of the notes convert, they will be minority stockholders. They will have no control over the management or business practices of the company. Kevin
P. Reilly, Jr., Chief Executive Officer of Lamar Advertising, is the managing general partner of the Reilly Family Limited Partnership. On the date of this prospectus supplement, this partnership beneficially owns all of the outstanding shares of Class B common stock, which shares represent approximately 80% total voting power of the Lamar Advertising common stock as of June 30, 1999. If we complete the Chancellor Outdoor acquisition, the Reilly Family Limited Partnership would still hold approximately 72% of the voting power of Lamar Advertising. As a result, Mr. Reilly, or his successor as managing general partner, controls the outcome of matters requiring a stockholder vote. These matters include electing directors, amending Lamar Advertising's certificate of incorporation or by-laws, adopting or preventing certain mergers or other similar transactions, such as a sale of substantially all of our assets. Mr. Reilly would also decide the outcome of transactions that could give the holders of the Class A common stock the opportunity to realize a premium over the then-prevailing market price for their shares.

     Further, subject to contractual restrictions and general fiduciary obligations, we are not prohibited from engaging in transactions with management or our principal stockholders or with entities in which members of management or Lamar Advertising's principal stockholders have an interest. Lamar Advertising's certificate of incorporation does not provide for cumulative voting in the election of directors and, consequently, the Reilly Family Limited Partnership can elect all the directors.

  LAMAR ADVERTISING'S BY-LAWS AND CERTIFICATE OF INCORPORATION CONTAIN CERTAIN ANTI-TAKEOVER PROVISIONS THAT MAY MAKE IT HARDER TO REALIZE A PREMIUM OVER THE
COMMON STOCK'S MARKET PRICE OR MAY AFFECT THE MARKET PRICE OF THE NOTES AND THE
                              CLASS A COMMON STOCK

     Certain provisions of Lamar Advertising's certificate of incorporation and by-laws may discourage a third party from offering to purchase Lamar Advertising. These provisions, therefore, inhibit actions that would result in a change in control of Lamar Advertising. Some of these actions would otherwise give the holders of the Class A common stock (into which the notes are convertible) the opportunity to realize a premium over the then-prevailing market price of the stock.

     These provisions may also adversely affect the market price of the notes and the Class A common stock. For example, under Lamar Advertising's certificate of incorporation Lamar Advertising can issue "blank check" preferred stock with such designations, rights and preferences as Lamar Advertising's board of directors determines from time to time. If issued, this type of preferred stock could be used as a method of discouraging, delaying or preventing a change in control of Lamar Advertising. In addition, if Lamar Advertising issues preferred stock, it may adversely affect the voting and dividend rights, rights upon liquidation and other rights that holders of the common stock currently hold. Lamar Advertising does not currently intend to issue any shares of this type of preferred stock, but retains the right to do so in the future.

     Furthermore, Lamar Advertising is subject to Section 203 of the Delaware General Corporation Law, which may discourage takeover attempts. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder.

                  THERE MAY BE NO PUBLIC MARKET FOR THE NOTES

     Although there is an active trading market in the Class A common stock of Lamar Advertising, the notes will be a new issue of securities with no established trading market. Lamar Advertising does not intend to apply to have the notes listed or quoted on any securities exchange or automated quotation system. Accordingly, we cannot assure you that any market for the notes will develop or, if it does develop, that it will be maintained.

      YOU MAY NOT RECEIVE ANY CASH DIVIDENDS ON YOUR CLASS A COMMON STOCK

     Lamar Advertising has never paid cash dividends on its Class A common stock and does not plan to do so in the foreseeable future.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus, including documents incorporated by reference, contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These are statements that relate to future periods and include statements about:

     - our expected operating results;

     - our market opportunities;

     - our acquisition opportunities;

     - our ability to replace the existing bank credit facility with a new bank credit facility;

     - our ability to complete the Chancellor Outdoor acquisition;

     - our ability to control the timing of the Chancellor Outdoor acquisition;

     - if the Chancellor Outdoor acquisition is completed, the possibility of significant divestitures of outdoor advertising assets of Chancellor Outdoor as a condition to the acquisition;

     - if the Chancellor Outdoor acquisition is completed, our ability to integrate successfully the operations of Chancellor Outdoor;

     - our ability to compete; and

     - our stock price.

     Generally, the words "anticipates", "believes", "expects", "intends" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: (1) risks and uncertainties relating to leverage; (2) the need for additional funds;
(3) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of such acquisitions; (4) clearance of pending Chancellor Outdoor acquisition under the HSR Act; (5) the continued popularity of outdoor advertising as an advertising medium; (6) the regulation of the outdoor advertising industry and (7) the risks and uncertainties described under the caption "Risk Factors" in this prospectus supplement. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained in this prospectus to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

                                USE OF PROCEEDS

     We intend to use the net proceeds from this offering, which, assuming that the underwriters do not exercise their right to purchase additional notes, are estimated to be approximately $242.9 million after deducting estimated fees and expenses, to repay amounts currently outstanding under Lamar Media's existing bank credit facility. The indebtedness being repaid under Lamar Media's existing bank credit facility was incurred primarily to finance acquisitions. At June 30, 1999, the weighted average interest rate for outstanding borrowings under Lamar Media's existing bank credit facility was approximately 6.64%.

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends on a historical basis for the periods indicated. For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges. "Fixed charges" consist of interest, amortization of debt issuance costs, preferred stock dividends and the component of rental expense believed by management to be representative of the interest factor or these amounts.

                                                                                 THREE MONTHS
                                               YEARS ENDED        YEARS ENDED        ENDED
                                               OCTOBER 31,       DECEMBER 31,      MARCH 31,
                                            ------------------   -------------   -------------
                                            1994   1995   1996   1997     1998   1998     1999
                                            ----   ----   ----   ----     ----   ----     ----
Ratio of Earnings to Fixed Charges........  1.3x   1.4x   1.8x   1.2x     .8x    .6x      .4x
Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends(1)............  1.3x   1.4x   1.8x   1.1x     .8x    .6x      .4x
Coverage Deficiency.......................   n/a    n/a    n/a    n/a     n/a    n/a      n/a

---------------

(1) In August 1996, the company issued 5,719.49 shares of Class A preferred stock, $638 par value per share, all of which were outstanding at March 31, 1999. The Class A preferred stock is entitled to a cumulative annual preferential dividend of $63.80 per share. The Class A preferred stock was recently reclassified as "Series AA preferred stock" with identical rights and privileges, except that the Series AA preferred stock has voting rights. Following the exchange, there were no shares of Class A preferred stock issued and outstanding.

            PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDEND POLICY

     Lamar Advertising's Class A common stock is traded on the Nasdaq National Market under the symbol "LAMR". The following table shows for the periods indicated the high and low bid prices per share of Lamar Advertising's Class A common stock as reported by the Nasdaq National Market (as adjusted for our three-for-two stock split effected on February 26, 1998).

                           1997                              High     Low
                           ----                              ----     ---
First Quarter.............................................  $17.08   $11.83
Second Quarter............................................   19.08    10.67
Third Quarter.............................................   21.33    15.83
Fourth Quarter............................................   27.17    17.67

                           1998                              High     Low
                           ----                              ----     ---
First Quarter.............................................  $38.50   $24.42
Second Quarter............................................   36.75    29.25
Third Quarter.............................................   41.50    24.50
Fourth Quarter............................................   39.25    19.25

                           1999                              High     Low
                           ----                              ----     ---
First Quarter.............................................  $41.63   $32.25
Second Quarter............................................   43.00    27.75
Third Quarter (through August 4, 1999)....................   46.50    37.00

     On August 4, 1999, the last reported bid price of the Class A common stock on the Nasdaq National Market was $37.00 per share. There is no established public trading market for Lamar Advertising's Class B common stock. At August 4, 1999, there were approximately 187 holders of record of Lamar Advertising's common stock.

     Lamar Advertising has never declared or paid any cash dividends on its Class A common stock and does not anticipate paying cash dividends on its Class A common stock in the foreseeable future. As a holding company, the ability of Lamar Advertising to pay dividends is dependant upon the ability of its subsidiaries to pay cash dividends or to make other distributions. Lamar Media's existing indentures and bank credit facility restrict the amount of dividends that may be paid to Lamar Advertising. Lamar Advertising's board of directors will determine future declaration and payment of dividends, if any, in light of the then-current conditions, including its earnings, operations, capital requirements, financial condition, restrictions in financing agreements, and other factors that they deem are relevant.

                                 CAPITALIZATION

     The following table sets forth our capitalization (1) as of March 31, 1999,
(2) as adjusted for the sale of $250 million aggregate principal amount of notes contemplated by this prospectus supplement and the application of the net proceeds in the manner described in "Use of Proceeds" and (3) as adjusted and pro forma to reflect the completion of the Chancellor Outdoor acquisition, including (a) the anticipated financing of the cash portion of the purchase price for the Chancellor Outdoor acquisition by means of a $700 million draw under Lamar Media's new bank credit facility and (b) the payment of the equity portion of the purchase price by issuing 26,227,273 shares of Class A common stock. This table should be read in conjunction with the financial statements and notes thereto incorporated by reference in this prospectus supplement.

                                                                       AS OF MARCH 31, 1999
                                                              --------------------------------------
                                                                                          PRO FORMA
                                                                ACTUAL     AS ADJUSTED   AS ADJUSTED
                                                              ----------   -----------   -----------
                                                                      (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $    8,171   $    1,046    $    4,666
                                                              ==========   ==========    ==========
Current maturities of long-term debt........................       4,165        4,165         4,836
Long-term debt, less current maturities
  5 1/4% Convertible Notes..................................           0      250,000       250,000
  Existing bank credit facility.............................     250,000            0             0
  New bank credit facility..................................           0            0       700,000
  11% Senior Secured Notes..................................       1,172        1,172         1,172
  8 5/8% Senior Subordinated Notes..........................     198,808      198,808       198,808
  9 5/8% Senior Subordinated Notes..........................     255,000      255,000       255,000
  9 1/4% Senior Subordinated Notes..........................     103,949      103,949       103,949
  Other long-term debt......................................       7,526        7,526         9,380
  Ten-year subordinated notes...............................      12,833       12,833        12,833
                                                              ----------   ----------    ----------
         Total long-term debt, less current maturities......     829,288      829,288     1,531,142
Stockholders' equity
Class A preferred stock, $638 par value, 10,000 shares
  authorized, 5,719.49 issued and outstanding(1)............       3,649        3,649         3,649
Preferred stock, $0.01 par value, 1,000,000 shares
  authorized, no shares issued and outstanding..............           0            0             0
Class A common stock, $0.001 par value, 75,000,000 shares
  authorized, 43,514,283 actual shares issued and pro forma
  as adjusted for this offering, and 69,741,556 as adjusted
  for Chancellor and this offering(2).......................          43           43            69
Class B common stock, $0.001 par value, 37,500,000 shares
  authorized, 17,699,997 actual shares issued and
  outstanding...............................................          18           18            18
Additional paid-in capital..................................     508,567      508,567     1,455,533
Accumulated deficit.........................................     (53,372)     (53,372)      (53,372)
                                                              ----------   ----------    ----------
         Total stockholders' equity.........................     458,905      458,905     1,405,897
                                                              ----------   ----------    ----------
         Total capitalization...............................  $1,292,358   $1,292,358     2,941,875
                                                              ==========   ==========    ==========

---------------

(1) On July 20, 1999, the 5,719.49 shares of Class A preferred stock were exchanged for 5,719.49 shares of newly designated Series AA preferred stock. The rights and privileges of the Series AA preferred stock are identical to those of the Class A preferred stock except that the Series AA preferred stock has voting rights. Following the exchange, there were no shares of Class A preferred stock issued and outstanding.

(2) On May 27, 1999, we increased the number of authorized shares of Class A common stock by 50,000,000 shares to a total of 125,000,000.

                               BUSINESS OF LAMAR

     Lamar is one of the largest and most experienced owners and operators of outdoor advertising structures in the United States. We conduct a business that has operated under the Lamar name since 1902. As of June 30, 1999, we operated approximately 75,700 displays in 36 states. We also operate the largest logo sign business in the United States. Logo signs are signs located near highway exits, which deliver brand name information on gas, food, lodging, and camping services. As of June 30, 1999, we maintained over 81,100 logo sign displays in 20 states. We also operate transit advertising displays on bus shelters, bus benches and buses in several markets.

     If we completed the Chancellor Outdoor acquisition, we would acquire approximately 42,700 displays located in 38 states and include both major and middle markets. After the acquisition, we would be the largest owner and operator of outdoor advertising and signage facilities in the United States based on number of displays. We would also gain a significant presence in middle and major markets within the Midwest, Southeast, Northeast and West including:

     - Ocala, Orlando and Tampa, Florida;
     - Chicago, Illinois;
     - Las Vegas, Nevada;
     - Milwaukee, Wisconsin; and
     - Dallas, Texas.

     We cannot be sure whether or when the Chancellor Outdoor acquisition will be completed or the extent to which antitrust authorities may require the divestiture of certain assets as a condition to completing the acquisition.

OUTDOOR ADVERTISING MARKETS

     The following table sets forth as of June 30, 1999 information regarding our existing primary outdoor advertising markets:

     - column (A) describes our geographic markets by local office in each state, and includes outlying areas served by the applicable office;

     - column (B) indicates the Winter 1999 Arbitron Radio Metro Market ranking for the market within which the local office is located. We believe that the Metro Market ranking, which ranks according to population of persons 12 years or older the largest 267 markets in the U.S., is a standard measure of market size used by the media industry. If no market ranking is shown for a local office, it is because that market is not ranked by Arbitron; and

     - column (C) indicates the number of outdoor advertising displays located in the market served by each local office. This display count is as of June 30, 1999.

     The number of displays shown in column (C) is broken down into bulletins and posters, the two standardized categories of displays that we use in our outdoor advertising business. Bulletins are larger panels on which advertising copy is displayed. Bulletins generally measure approximately 14 feet high and 48 feet wide (672 square feet) and are usually located along major highways. Posters are smaller panels on which advertising copy is displayed. Posters come in two sizes: standardized posters, which generally measure 12 feet high by 25 feet wide (300 square feet); and junior posters, which generally measure 6 feet by 12 feet (72 square feet). Standardized posters are usually located on major traffic arteries, and junior posters are usually located on city streets and target pedestrian traffic.

(A)                                                                             (C)
                                                             (B)        NUMBER OF DISPLAYS
                                                            MARKET     ---------------------
STATE/PRIMARY MARKET                                         RANK      BULLETINS     POSTERS
--------------------                                        ------     ---------     -------
PENNSYLVANIA
  York....................................................   103           255        1,131
  Allentown...............................................    67           263            0
  Reading.................................................   131           184          586
  Williamsport............................................   245           202          738
  Erie....................................................   155           157          480
  Altoona.................................................   240            91        1,013
                                                                        ------       ------
          Total...........................................               1,152        3,948
LOUISIANA
  Baton Rouge.............................................    82           402          570
  Shreveport..............................................   129           340          693
  Lafayette...............................................    97           422          636
  Lake Charles............................................   205           304          277
  Monroe..................................................   232           161          420
  New Orleans.............................................    41            63            0
  Houma...................................................    --            66          315
  Alexandria..............................................   202           165          386
  Hammond.................................................    --           212          147
  Slidell.................................................    --            47            0
                                                                        ------       ------
          Total...........................................               2,182        3,444
TENNESSEE
  Cookeville..............................................   258           347          123
  Jackson.................................................   262           284          334
  Johnson City............................................    94           374          697
  Nashville...............................................    44           560        1,075
  Knoxville...............................................    69           815        1,003
  Clarksville.............................................    --           195          421
  Murfreesboro............................................    --           119          331
                                                                        ------       ------
          Total...........................................               2,694        3,984
FLORIDA
  Pensacola...............................................   121           304          685
  Lakeland................................................    96           484          406
  Fort Myers..............................................    74           145          281
  Panama City.............................................   227           296          421
  Tallahassee.............................................   163           167          268
  Fort Walton.............................................   203           212          230
  Daytona Beach...........................................    91            68          294
                                                                        ------       ------
          Total...........................................               1,676        2,585
GEORGIA
  Atlanta.................................................    12           361            0
  Savannah................................................   153           216          447
  Augusta.................................................   110           290          466
  Valdosta................................................    --           297          272
  Albany..................................................   246            78          296
  Brunswick...............................................   267           159          169
  Anderson................................................    --            93          337

(A)                                                                             (C)
                                                             (B)        NUMBER OF DISPLAYS
                                                            MARKET     ---------------------
STATE/PRIMARY MARKET                                         RANK      BULLETINS     POSTERS
--------------------                                        ------     ---------     -------
  Athens..................................................    --           180          714
  Rome....................................................    --           312          441
                                                                        ------       ------
          Total...........................................               1,986        3,142
NEW YORK
  Buffalo.................................................    43           166        1,195
  Rochester...............................................    50            92          675
  Syracuse................................................    73            81          726
                                                                        ------       ------
          Total...........................................                 339        2,596
MISSISSIPPI
  Jackson.................................................   119           593          670
  Gulfport................................................   137           433          373
  Meridian................................................   266            63          122
  Hattiesburg.............................................   209           254          204
  Greenville..............................................    --           168          326
  Corinth.................................................    --           130          280
  Columbus................................................    --            90          195
                                                                        ------       ------
          Total...........................................               1,731        2,170
VIRGINIA
  Richmond................................................    57           368        1,013
  Roanoke.................................................   105           258          740
                                                                        ------       ------
          Total...........................................                 626        1,753
TEXAS
  Brownsville.............................................    62           320          841
  Houston.................................................    10           253            0
  Beaumont................................................   130           199          322
  Corpus Christi..........................................   128           270          814
  Wichita Falls...........................................   236           160          153
  Laredo..................................................   208           112          351
                                                                        ------       ------
          Total...........................................               1,314        2,481
ALABAMA
  Huntsville..............................................   115           347          683
  Birmingham..............................................    56           422        1,210
  Gadsden.................................................    --           131          316
  Mobile..................................................    86           776          637
  Montgomery..............................................   141           461          532
  Shoals..................................................    --           395          486
  Tuscaloosa..............................................   214           232          176
                                                                        ------       ------
          Total...........................................               2,764        4,040
MICHIGAN
  Detroit.................................................     6           442            0
  Port Huron..............................................    --           116          127
  Saginaw.................................................   124           410          541
  Escanaba................................................    --           168          198
  Muskegon................................................    --           348          389
  Traverse City...........................................    --           365          338
                                                                        ------       ------
          Total...........................................               1,849        1,593
WEST VIRGINIA
  Wheeling................................................   220           173          545

(A)                                                                             (C)
                                                             (B)        NUMBER OF DISPLAYS
                                                            MARKET     ---------------------
STATE/PRIMARY MARKET                                         RANK      BULLETINS     POSTERS
--------------------                                        ------     ---------     -------
  Huntington..............................................   143           265          704
  Bridgeport..............................................    --           132          316
  Bluefield...............................................   248           323          262
                                                                        ------       ------
          Total...........................................                 893        1,827
OHIO
  Youngstown..............................................    92           291          570
  Dayton..................................................    55             2          527
                                                                        ------       ------
          Total...........................................                 293        1,097
COLORADO
  Colorado Springs........................................    93           180          348
  Denver..................................................    23           176            0
                                                                        ------       ------
          Total...........................................                 356          348
SOUTH CAROLINA
  Columbia................................................    88           395          613
MISSOURI
  Statewide Highways......................................   N/A           845            0
  Springfield.............................................   146         1,202          598
  East Missouri...........................................   N/A           745          162
                                                                        ------       ------
          Total...........................................               2,792          760
KENTUCKY
  Paducah.................................................    --           341          432
  Lexington...............................................   107           112          614
  Louisville..............................................    53            33            0
                                                                        ------       ------
          Total...........................................                 486        1,046
NORTH CAROLINA
  Statewide Highways......................................   N/A           837          165
  Asheville...............................................   179           152          330
                                                                        ------       ------
          Total...........................................                 989          495
WISCONSIN
  Eau Claire..............................................   231            31          147
NEBRASKA
  Lincoln.................................................   172           107          473
  Omaha...................................................    72           704          201
                                                                        ------       ------
          Total...........................................                 811          674
MINNESOTA
  Duluth..................................................   213           441          489
  St. Cloud...............................................   216           264          487
                                                                        ------       ------
          Total...........................................                 705          976
KANSAS
  Kansas City.............................................    30           274          776
ARIZONA
  Phoenix.................................................    15           132            0
CALIFORNIA
  Sacramento..............................................    28            59            0
MONTANA
  Billings................................................   243           500          660
WASHINGTON
  Spokane.................................................    87           125          674

(A)                                                                             (C)
                                                             (B)        NUMBER OF DISPLAYS
                                                            MARKET     ---------------------
STATE/PRIMARY MARKET                                         RANK      BULLETINS     POSTERS
--------------------                                        ------     ---------     -------
  Tacoma..................................................    14           108          421
                                                                        ------       ------
          Total...........................................                 233        1,095
IDAHO
  Boise...................................................   126           282          938
WYOMING
  Casper..................................................   268           532          458
SOUTH DAKOTA
  Rapid City..............................................   252           618          282
IOWA
  Waterloo................................................   228            74          244
  Dubuque.................................................   219           323          294
  Davenport/Quad Cities...................................   132            78          764
  Cedar Rapids............................................   201            35          173
                                                                        ------       ------
          Total...........................................                 510        1,475
ILLINOIS
  Rockford................................................   148           108          352
  Decatur.................................................    --           177          418
                                                                        ------       ------
          Total...........................................                 285          770
          TOTAL...........................................              29,489       46,173
                                                                        ======       ======

STATE-AWARDED SERVICE CONTRACTS FOR LOGO SIGNS

     The following table sets forth certain information regarding our logo sign business operations.

                             # OF LOGO                                # OF LOGO
 YEAR                          SIGN       YEAR                          SIGN
AWARDED   SERVICE CONTRACT   DISPLAYS    AWARDED   SERVICE CONTRACT   DISPLAYS
-------   ----------------   ---------   -------   ----------------   ---------
  1989        Nebraska(1)        827      1996        Michigan(1)       2,579
  1989           Oklahoma      1,637      1996          Tennessee       4,939
  1990               Utah      1,960      1996             Kansas       2,461
  1991        Missouri(2)      8,927      1996         New Jersey       1,555
  1992            Ohio(1)      8,197      1996            Florida       6,870
  1993              Texas      4,196      1996        Kentucky(1)       5,367
  1993        Mississippi      3,469      1996             Nevada         780
  1995            Georgia     11,249      1998            Ontario         373
  1995          Minnesota      3,043      1999           Colorado         754
  1995     South Carolina      3,585      1999      New Mexico(3)           0
  1996           Virginia      8,346
                                                         TOTAL ....... 81,114
                                                                       ======

---------------

(1) Excludes tourist-oriented directional logo signs we operate pursuant to our state-awarded service contracts.

(2) Service contract held by a 66.7% owned partnership.

(3) We were awarded the New Mexico contract in July 1999.

                                   MANAGEMENT

     The executive officers and directors of Lamar Advertising as of July 15, 1999 were as follows:

                 NAME                   AGE                   TITLE
                 ----                   ---                   -----
Kevin P. Reilly, Jr. .................  44    Chairman, President, Chief Executive
                                              Officer and Director
Keith A. Istre........................  47    Chief Financial Officer, Treasurer and
                                              Director
Charles W. Lamar, III.................  51    Director
Gerald H. Marchand....................  68    Vice President, Regional Manager of
                                              Baton Rouge Region, and Director
T. Everett Stewart, Jr. ..............  45    Director
Jack S. Rome, Jr. ....................  50    Director
Sean E. Reilly........................  38    Director of Mergers and Acquisitions,
                                              President of Real Estate Division and
                                              Director
Stephen P. Mumblow....................  43    Director

     Kevin P. Reilly, Jr. has served as Lamar Advertising's President and Chief Executive Officer since February 1989 and as a director of Lamar Advertising since February 1984. Mr. Reilly served as President of Lamar's Outdoor Division from 1984 to 1989. Mr. Reilly, an employee of Lamar since 1978, has also served as Assistant and General Manager of Lamar Advertising's Baton Rouge Region and Vice President and General Manager of the Louisiana region. Mr. Reilly received a B.A. from Harvard University in 1977.

     Keith A. Istre has been Chief Financial Officer of Lamar Advertising since February 1989 and a director of Lamar Advertising since February 1991. Mr. Istre joined Lamar Advertising as Controller in 1978 and became Treasurer in 1985. Prior to joining Lamar Advertising, Mr. Istre was employed by a public accounting firm in Baton Rouge from 1975 to 1978. Mr. Istre graduated from the University of Southwestern Louisiana in 1974 with a degree in accounting.

     Charles W. Lamar, III has been a director of Lamar Advertising since June 1973. He joined Lamar in 1982 and served as General Counsel and Secretary through December 1998. Prior to joining Lamar, Mr. Lamar maintained his own law practice and was employed by a law firm in Baton Rouge. In January 1999, Mr. Lamar became Chairman and Chief Executive Officer of Woodlawn Land Company, a commercial real estate company. Mr. Lamar received a B.A. in Philosophy from Harvard University in 1971, a M.A. in Economics from Tufts University in 1972 and a J.D. from Boston University in 1975.

     Gerald H. Marchand has been Regional Manager of Lamar Advertising's Baton Rouge region, which encompasses operations in Louisiana and Mississippi, since 1988 and a director of Lamar Advertising since 1978. He began his career with Lamar in leasing and went on to become President of the Outdoor Division. He has served as General Manager of Lamar Advertising's Lake Charles and Mobile operations. Mr. Marchand received a Master's degree in Education from Louisiana State University in 1955.

     T. Everett Stewart, Jr. has been President of Interstate Logos, Inc. since 1988, and has been a director of Lamar Advertising since 1996. He served as Regional Manager of Lamar Advertising's Baton Rouge Region from 1984 to 1988. Previously, he served Lamar Advertising as Sales Manager in Montgomery and General Manager of the Monroe and Alexandria operations. Before joining Lamar Advertising in 1979, Mr. Stewart was employed by the Lieutenant Governor of the State of Alabama and by a United States Senator from the State of Alabama. Mr. Stewart received a B.S. in Finance from Auburn University in 1976.

     Jack S. Rome, Jr. has been a director of Lamar Advertising since 1974. Since 1988, Mr. Rome has been President of No Fault Industries, Inc., a construction company specializing in outdoor recreational facilities. Mr. Rome has also served as President of Jack Rome, Jr. & Associates, Inc., a management consulting company, since October 1987. Mr. Rome served Lamar Advertising in various capacities from 1975 to 1986. Mr. Rome received his B.S. in accounting from Southeastern Louisiana University in 1971.

     Sean E. Reilly is Director of Mergers and Acquisitions and President of Lamar Advertising's real estate division, TLC Properties, Inc., and has recently been elected a director of Lamar Advertising. He began working with Lamar Advertising as Vice President of Mergers and Acquisitions in 1987 and served in that capacity until 1994. He served as a director of Lamar Advertising from 1989 to 1996. Mr. Reilly was the Chief Executive Officer of Wireless One, Inc., a wireless cable television company, from 1994 to 1997. Mr. Reilly received a B.A. from Harvard University in 1984 and a J.D. from Harvard Law School in 1989.

     Stephen P. Mumblow is the President and a Director of Communications Corporation of America, a television and radio broadcasting company, having joined that company in 1998. Mr. Mumblow has recently been elected a director of Lamar Advertising. Mr. Mumblow was a Managing Director of Chase Securities, Inc., an investment banking firm, from March 1988 to August 1998, prior to which he was a Vice President of Michigan Energy Resources Company, an intrastate natural gas utility company and media cable television broadcasting concern, and Citibank, N.A., a commercial bank. Mr. Mumblow is a 1977 graduate of The Wharton School, University of Pennsylvania with a BS Degree in Economics.

     Kevin P. Reilly, Jr. and Sean E. Reilly are brothers and Charles W. Lamar, III is their cousin.

                      DESCRIPTION OF NOTES WE ARE OFFERING

     The following description of the terms of the notes supplements and, to the extent it is inconsistent, replaces the description of the general terms and provisions of our debt securities contained in the accompanying prospectus. The notes are part of the debt securities we registered with the SEC in February 1999 to be issued on terms to be determined at the time of sale. The notes will be issued under the indenture dated as of August 10, 1999, between Lamar Advertising and State Street Bank and Trust Company, as trustee, and a supplemental indenture, dated as of August 10, 1999 between Lamar Advertising and the trustee.

     The Indenture and its associated documents, including the notes we are offering, contain the full legal text of the matters described in this section. A copy of the form of indenture has been filed with the SEC as part of our registration statement. See "Where You Can Find More Information" below for information on how to obtain a copy. This section summarizes all the material terms of the notes and the indenture. It does not, however, describe every aspect of the notes and the indenture. For example, in this section, we use terms that have been given special meaning in the indenture, but we describe the meaning for only the more important of those terms.

     The notes have an aggregate principal amount of $250,000,000, mature on September 15, 2006 and bear interest at 5.25% per annum.

     The notes:

     - will be issued in U.S. dollars in denominations of $1,000 and integral multiples of $1,000.

     - represent unsecured and unsubordinated debt, and will rank on a parity with each other and with Lamar Advertising's other unsecured and unsubordinated debt.

     - will be effectively subordinated to all present and future debt and obligations of Lamar Media and its subsidiaries.

     - will be convertible into shares of Lamar Advertising's Class A common stock at any time prior to the close of business on the last business day immediately preceding the maturity date (unless previously redeemed), at a conversion rate of 21.6216 shares per each $1,000 principal amount of notes, subject to adjustment upon the occurrence of the events described below under "-- Conversion Rights".

     - are subject to repurchase by Lamar Advertising at the option of the holders, as described below under "-- Repurchase at Option of Holders Upon a Change of Control".

     - are redeemable at Lamar Advertising's option at any time on or after September 18, 2002, in whole or in part, at the prices set forth below under "-- Optional Redemption by Lamar Advertising", plus accrued and unpaid interest to the date of redemption.

     - will be issued only in global form, and you will not be permitted to withdraw the notes from The Depository Trust Company of New York, New York, known as DTC, except in the limited situations described below under "-- Book-Entry System".

     Interest:

     - is payable on March 15 and September 15 of each year, to the persons in whose names the notes are registered at the close of business on March 1 or September 1, prior to the payment date.

     - will be calculated on the basis of a 360-day year of twelve 30-day months.

     - payments will begin on September 15, 1999 and interest will begin to accrue from August 10, 1999.

CONVERSION RIGHTS

     You may at any time before the close of business on the business day immediately preceding the maturity date convert any portion of the principal amount of a note (that has not previously been redeemed or repurchased) that is an integral multiple of $1,000 into shares of Lamar Advertising's Class A common stock, at a conversion rate of 21.6216 shares per $1,000 principal amount of notes, subject to adjustment in certain events as described below.

     If a note has been called for redemption your right to convert will terminate at the close of business on the business day immediately preceding the redemption date for such note, unless we default in making the payment due upon redemption. If a "change of control" (as defined below) occurs, and you exercise your option to require Lamar Advertising to repurchase your notes, you will not have the right to convert any notes that you tender for repurchase unless you properly withdraw your tender, or we default in making the payment due upon repurchase.

     In order to exercise your right of conversion, you must deliver your note at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a notice of conversion (a copy of which you may obtain from the trustee) duly signed and completed. The conversion date will be the date on which you deliver your note and duly signed and completed notice of conversion. As promptly as practicable on or after the conversion date, Lamar Advertising will deliver to the trustee certificates for the number of full shares of common stock issuable upon conversion, along with a cash payment for any fractional shares.

     If you surrender notes for conversion on a date that is not a date on which interest is payable, you will not be entitled to receive any interest for the period from the interest payment date preceding such date to the date of conversion, except as described below. However, if you surrender notes for conversion after the record date for the payment of interest on those notes, you will receive the interest payable on those notes on the next interest payment date. Therefore, if you surrender any note for conversion during such period, you must also make a payment in an amount equal to the interest payable over such period on the principal amount of notes you are surrendering for conversion (except with respect to notes, or portions of notes, that have been called for redemption if, as a result, the right to convert those notes would terminate during the period in question).

     No other payment or adjustment for interest, or for any dividends in respect of the Class A common stock issuable upon conversion, will be made upon conversion. As a holder of Class A common stock after conversion you will not be entitled to receive any dividends payable to holders of Class A common stock as of any record date before the close of business on the conversion date. In addition, you will not receive fractional shares of Class A common stock upon conversion. Instead, Lamar Advertising will pay you an appropriate amount in cash based on the market price of the Class A common stock at the close of business on the date of conversion.

     When you surrender a note for conversion you will not be required to pay any taxes or duties in respect of the issue or delivery of Class A common stock on conversion. However, Lamar Advertising is not responsible for the payment of any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of Class A common stock in a name other than that of the holder of the note. And Lamar Advertising will not issue or deliver certificates representing shares of Class A common stock unless the person requesting such issue has paid to Lamar Advertising the amount of any such tax or duty or has established to Lamar Advertising's satisfaction that such tax or duty has been paid.

ANTI-DILUTION ADJUSTMENTS

     The rate at which notes may be converted into Class A common stock is subject to adjustment in certain events, including:

     (1) the payment of a stock dividend or other distributions on shares of Lamar Advertising's Class A common stock;

     (2) the issuance to all holders of Class A common stock of rights, options or warrants entitling them to subscribe for or purchase Class A common stock at less than the then current market price;

     (3) subdivisions, combinations and reclassifications of Class A common stock;

     (4) distributions to all holders of Class A common stock of evidences of indebtedness of Lamar Advertising, securities, cash or other assets (excluding any dividend or distribution covered by clause (1) or (2) above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations to which the second paragraph of this section "-- Anti-Dilution Adjustments" applies);

     (5) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (4) above, or cash distributed upon a merger or consolidation to which the second paragraph of this section
"-- Anti-Dilution Adjustments" applies) to all holders of Class A common stock in an aggregate amount that, when combined with (a) other all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (b) the cash and the fair market value of other consideration payable in respect of any tender offer by Lamar Advertising or any of its subsidiaries for Class A common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of Lamar Advertising's aggregate market capitalization (calculated as the product of the current market price of the Class A common stock and the number of shares of Class A common stock then outstanding); and

     (6) the successful completion of a tender offer made by Lamar Advertising or any of its subsidiaries for the Class A common stock which involves an aggregate consideration that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any other tender offer by Lamar Advertising or any of its subsidiaries for the Class A common stock concluded within the preceding 12 months in respect of which no adjustment has been made and (b) the aggregate amount of any all-cash distributions referred to in clause (5) above to all holders of Class A common stock made within the preceding 12 months in respect of which no adjustments have been made, exceeds 10% of Lamar Advertising's aggregate market capitalization on the date of expiration of such tender offer.

     In case of any merger, amalgamation, arrangement or consolidation of Lamar Advertising with or into another person or any merger of another person into Lamar Advertising, other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Class A common stock, or in the case of any sale or transfer of all or substantially all of the assets of Lamar Advertising, each note then outstanding will, without the consent of the holder of any note, become convertible only into the kind and amount of securities, cash and other property receivable upon such merger, amalgamation, arrangement, consolidation, sale or transfer by a holder of the number of shares of Class A common stock into which such note was convertible immediately prior to the transaction, assuming the holder of Class A common stock failed to exercise any rights of election.

     In certain instances, a decrease in the conversion price resulting from the adjustments described above may give rise to a taxable dividend, as described under "Material United States Federal Income Tax Considerations". Lamar Advertising reserves the right to make such decreases in the conversion price in addition to those required in the foregoing provisions as we consider to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights to Lamar Advertising stockholders will not be taxable to the recipients. No adjustment of the conversion rate will be required to be made until the cumulative adjustments amount to 1.0% or more of such rate. Lamar Advertising will compute any adjustments to the conversion rate pursuant to this section and will give notice to the holders of any such adjustments.

     Lamar Advertising may from time to time increase the conversion rate by any amount for any period of at least 20 days, in which case we will give at least 15 days' notice of such increase, if the board of directors of Lamar Advertising has made a determination that such increase would be in the best interests of Lamar Advertising, which determination shall be conclusive.

OPTIONAL REDEMPTION BY LAMAR ADVERTISING COMPANY

     On and after September 18, 2002, Lamar Advertising may redeem the notes, in whole or in part, at the redemption prices specified below, by giving the holders not less than 30 nor more than 60 days' prior notice as described under "-- Notices" below. The redemption prices, expressed as a percentage of principal amount, are as follows:

                   REDEMPTION DATE                      REDEMPTION
                     ON OR AFTER:                         PRICE
                   ---------------                      ----------
September 18, 2002....................................    103.00%
September 15, 2003....................................    102.25%
September 15, 2004....................................    101.50%
September 15, 2005....................................    100.75%
September 15, 2006....................................    100.00%

in each case, together with accrued interest to the redemption date.

     No sinking fund is provided for the notes.

PURCHASE AT OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     If a "change of control" occurs, Lamar Advertising is required, within not more than 60 days nor less than 30 days following the occurrence of the change of control, to make an offer to purchase all of the outstanding notes at a purchase price equal to 100% of the principal amount of the notes plus accrued interest to the repurchase date.

     Any portion of the principal amount of the notes that is equal to $1,000 or an integral multiple of $1,000 may be repurchased if properly tendered and not withdrawn by the holder. Lamar Advertising's offer to repurchase the notes will remain open for 20 business days or until the business day prior to the repurchase date, whichever is later.

     In order to effect the repurchase, we will mail to each holder a notice to that effect, not later than 30 days after the occurrence of the change of control. The notice will govern the terms of our offer to repurchase the notes and will describe the procedures that the holders must follow in order to accept the offer.

     A change in control gives the lenders under the existing credit facility the right to require repayment in full of any borrowings under the facility. We expect that a change of control will have the same result under Lamar Media's new bank credit facility. Therefore, if a change of control occurs without the consent of the lenders, we will not be able to borrow under either the existing or the new bank credit facility, and we may not have other resources available to repay or refinance any indebtedness owing under the bank credit facility or to fund the repurchase of any notes you may require Lamar Advertising to repurchase. A failure by Lamar Advertising to comply with its obligations in the event of a change of control will constitute a default under the notes.

     If the holders exercise their right to require Lamar Advertising to purchase the notes, and the repurchase constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act, we will comply with the requirements of Rule 14e-1 as then in effect with respect to any repurchase.

     A "change of control" means the occurrence of any of the following events:

     - any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding "permitted holders" (as defined below), is or becomes the "beneficial owner" (as defined below), directly or indirectly, of more than 35% of the total voting power of Lamar Advertising, but only if the "permitted holders" (A) "beneficially own" a percentage of total voting power of Lamar Advertising lower than the percentage beneficially owned by such other person or group and (B) do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Lamar Advertising;

     - Lamar Advertising consolidates with, or merge with or into, another person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any person (or any person consolidates with, or merges with or into, Lamar Advertising), pursuant to a transaction in which Lamar Advertising's voting shares are converted into or exchanged for cash, securities or other property, except a transaction where (A) Lamar Advertising's voting shares are converted into or exchanged for voting shares of the surviving or transferee corporation (other than voting shares that mature or are redeemable for cash or debt securities prior to the maturity date of the notes) and (B) immediately after such transaction no "person" or "group", excluding "permitted holders", is the "beneficial owner", directly or indirectly, of more than 50% of the total voting power of the surviving or transferee corporation;

     - at any time during any consecutive two-year period, the following persons cease for any reason to constitute a majority of the board of directors of Lamar Advertising: (A) individuals who at the beginning of such period constituted the board of directors of Lamar Advertising or (B) any new directors whose election by the board of directors of Lamar Advertising or whose nomination for election by Lamar Advertising's stockholders was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved; or

     - Lamar Advertising is liquidated or dissolved or adopts a plan of liquidation.

     "Beneficial owner" will be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act, and will include, with respect to any securities, any person having the right to acquire those securities, whether immediately or after the passage of time, upon the happening of an event or otherwise.

     "Permitted holders" means:

     (1) any of Charles Switzer, Charles W. Lamar, III, Kevin P. Reilly, Sr., members of their immediate families or any lineal descendant of any of those persons and the immediate families of any lineal descendant of those persons;

     (2) any trust, to the extent it is for the benefit of any of the persons listed under (1) above; or

     (3) any person, entity or group of persons controlled by any of the persons listed under (1) or (2) above.

MERGERS AND SALES OF ASSETS BY LAMAR ADVERTISING COMPANY

     Lamar Advertising has agreed in the indenture that it will not consolidate with or merge into any other person or convey, transfer, sell or lease its properties and assets substantially as an entirety to any person, unless:

     - the person formed by such consolidation or into or with which Lamar Advertising is merged or the person to which its properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and, if other than Lamar Advertising, has expressly assumed all of the obligations of Lamar Advertising, including the payment of the principal of and, premium, if any, and interest on the notes and the performance of the other covenants under the indenture; and

     - immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.

EVENTS OF DEFAULT

     The following will be events of default in respect of the notes:

     (1) Lamar Advertising fails to pay any principal of or premium, if any, on any note when it becomes due including pursuant to an offer by Lamar Advertising to repurchase the notes upon a change of control;

     (2) Lamar Advertising fails to pay any interest on any note within 30 days after it becomes due;

     (3) Lamar Advertising fails to provide notice in the event of a change of control;

     (4) Lamar Advertising fails to convert following the exercise of a holder's right to convert any portion of the principal amount of a note in accordance with the indenture;

     (5) Lamar Advertising fails to observe or perform any other covenant in the notes or the indenture for 45 days after written notice has been sent to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

     (6) Lamar Advertising is in default under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of indebtedness under which Lamar Advertising or its significant subsidiaries then have more than $10 million in outstanding indebtedness, individually or in the aggregate, and either (a) such indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of the indebtedness;

     (7) any final judgment or judgments which can no longer be appealed for the payment of more than $10 million in money (not covered by insurance) is rendered against Lamar Advertising or its significant subsidiaries and has not been discharged for any period of 60 consecutive days during which a stay of enforcement is not in effect; and

     (8) certain events occur involving bankruptcy, insolvency or reorganization of Lamar Advertising or its significant subsidiaries.

     The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. However, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee.

     If an event of default, other than an event of default specified in clause
(8) above, occurs and is continuing, then the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may accelerate the maturity of all notes, in which case the entire aggregate principal amount of the notes plus accrued interest to the date of acceleration will be immediately due and payable. At any time after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances as set forth in the indenture, rescind and annul such acceleration if all events of default (other than the nonpayment of principal of the notes which have become due solely by such declaration of acceleration) have been cured or waived as provided in the indenture. If an event of default specified in clause (8) occurs and is continuing, then the principal of, and accrued interest on, all of the notes shall automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see "-- Modification and Waiver" below.

     You will have no right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

     - you have previously given to the trustee written notice of a continuing event of default;

     - the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee; and

     - the trustee has not have received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request and has failed to institute such proceeding within 60 days of such request.

     Those limitations do not apply to a suit instituted by a holder for the enforcement of (a) a payment of the principal of or premium, if any, or interest on a note on or after the respective due dates expressed in such note or (b) of the right to convert a note in accordance with the indenture.

     Lamar Advertising will furnish to the trustee annually a statement as to its performance of certain obligations under the indenture and as to any default in such performance.

MODIFICATION AND WAIVER

     From time to time, Lamar Advertising and the trustee may, without the consent of holders, amend the indenture or the notes, or supplement the indenture, for certain specified purposes, including:

     - to provide that the surviving entity following a change of control of Lamar Advertising permitted under the indenture shall assume all of Lamar Advertising's obligations under the indenture and notes;

     - to provide for uncertificated notes in addition to certificated notes;

     - to comply with any requirements of the SEC under the Trust Indenture Act of 1939;

     - to cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the rights of any holder; and

     - to appoint a successor trustee under the indenture.

     From time to time Lamar Advertising and the trustee may, with the consent of holders of at least a majority in principal amount of the outstanding notes, amend or supplement the indenture or the notes, or waive compliance in a particular instance by Lamar Advertising with any provision of the indenture or the notes; but without the consent of each holder affected by such action, Lamar Advertising may not modify or supplement the indenture or the notes or waive compliance with any provision of the indenture or the notes in order to:

     - reduce the amount of notes whose holders must consent to an amendment, supplement or waiver to the indenture or the notes;

     - reduce the rate of or change the time for payment of interest;

     - reduce the principal of or premium on or change the stated maturity;

     - make any note payable in money other than that stated in the note;

     - change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no such redemption may be made;

     - waive a default on the payment of the principal of or interest on any note, or any redemption payment;

     - impair the right of any holder to convert any note;

     - impair or adversely affect the right to bring a suit to enforce the right to receive payment on or convert any note;

     - adversely affect the right to require Lamar Advertising to repurchase the notes upon a change of control;

     - reduce or adversely affect the right to receive the redemption price or repurchase price for the notes; or

     - take any other action otherwise prohibited by the indenture to be taken without the consent of each holder affected by such action.

NOTICES

     As long as Lamar Advertising issues the notes it is offering in global form, notices to be given to holders will be given to DTC, in accordance with its applicable policies as in effect from time to time. If Lamar Advertising issues the notes in non-global form, notices to holders will be given by mail to the addresses of the holders as they appear in the security register. Notices will be deemed to have been given three business days after the mailing of the notice. In addition, notice will be given to holders by release made to Reuters Economic Services and Bloomberg Business News.

     Notice of a redemption of notes will be given at least once not less than 45 nor more than 60 days prior to the redemption date, which notice will be irrevocable, and will specify the redemption date.

SATISFACTION, DISCHARGE, AND DEFEASANCE

     The notes will not be subject to satisfaction, discharge or defeasance.

GOVERNING LAW

     The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

THE TRUSTEE

     The trustee for the holders of the notes will be State Street Bank and Trust Company.

     In case an event of default has occurred, and has not been cured, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. However, the trustee will have no obligation to exercise any of its rights or powers under the indenture at the request of the holders, unless they have offered to the trustee reasonable security or indemnity.

     The indenture and the Trust Indenture Act contain limitations on the rights of the trustee, should the trustee become a creditor of Lamar Advertising, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions with us or any of our affiliates. If, however, the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate the conflict or resign.

BOOK-ENTRY SYSTEM

     DTC will act as depositary for the notes. The notes will be issued only as (one or more) fully-registered global notes, representing the total aggregate principal amount of the notes, and will be deposited with the trustee as custodian for DTC, in New York, New York. The global notes will be registered in the name of Cede & Co. or other nominee of DTC, for credit to an account of a direct or indirect participant in DTC as described below.

     Except as described below:

     - the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee, and

     - beneficial interests in the global notes may not be exchanged for notes in certificated form.

     EXCHANGES OF BOOK-ENTRY NOTES FOR REGISTERED, CERTIFICATED NOTES

     A beneficial interest in a global note will be exchanged for a note in registered, certificated form only if:

     - DTC (A)(i) notifies Lamar Advertising that it is unwilling or unable to continue as depositary for the global note or (ii) has ceased to be a clearing agency registered under the Exchange Act, and (B) Lamar Advertising fails to appoint a successor depositary within 90 days, or

     - an event of default or an event which after notice or lapse of time or both would be an event of default has occurred and is continuing in respect of the notes.

     In either case, registered, certificated notes delivered in exchange for any global note or beneficial interests in the global note will be registered with Lamar Advertising or its agent in the names, and issued in any approved denominations, requested by or on behalf of DTC, in accordance with its customary procedures. Following any such delivery of registered, certificated notes, transfer of a note may be effected only be surrender of the old note and either the reissuance by Lamar Advertising of the old note to the new holder or the issuance by Lamar Advertising of a new instrument to the new holder.

     The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Those laws may impair the ability to transfer beneficial interests in a global note so long as the notes are represented by global certificates. In addition, because DTC can act only on behalf of its participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in DTC, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     DTC

     DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the

Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with it and facilitates the clearance and settlement of securities transactions among participants, such as transfers and pledges, in deposited securities through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC is also available to indirect participants such as banks, brokers, dealers and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant, either directly or indirectly.

     Ownership of beneficial interests in the global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants) or participants (with respect to interests of persons held by such participants on their behalf).

     As long as DTC, or its nominee, is the registered holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such global note for all purposes under the indenture and the notes. Except in the limited circumstances described in the first paragraph under "-- Exchanges of Book-Entry Notes for Certificated Notes", owners of beneficial interests in a global note will not be entitled to have any portions of such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders of the global note, or any notes represented by the global note, under the notes indenture or the notes. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if not a participant, those of the participant through which such person owns its interest, in order to exercise any rights of a holder under the indenture or such note.

     Payments, transfers, deliveries, exchanges and other matters relating to the beneficial interests in global notes may be subject to various policies and procedures adopted by DTC from time to time.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants that have accounts with DTC to which interests in the global notes are credited, and only in respect of such portion of the aggregate principal amount of the notes as to which such participants have given such direction. However, if there is an event of default in respect of the notes, DTC reserves the right to exchange the global notes for notes in certificated form, and to distribute such notes to its participants.

     Neither Lamar Advertising, the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants of their obligations under the rules and procedures governing DTC's operations, including maintaining, supervising or reviewing any of DTC's or such participants' records relating to, or payments made on account of, beneficial ownership interests in global notes.

     PAYMENT AND CONVERSION

     The trustee will make payments in respect of the principal of, and premium, if any, and interest on, or the redemption price of, any global note to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, Lamar Advertising and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving such payments and for any other purposes.

     Conversion will be effected by DTC upon notice from the holder of a beneficial interest in a global note in accordance with its rules and procedures. Notes surrendered for conversion must be accompanied by a conversion notice and any payments in respect of interest, as applicable, as described below under "-- Conversion Rights".

     The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes the material United States federal income tax consequences to United States Holders of the acquisition, ownership, and disposition, of the notes and the Class A common stock into which the notes may be converted. It deals only with notes that are purchased by investors at their original issuance at the original issue price (and assumes that the notes and the Class A common stock into which the notes may be converted are held as capital assets), and not with special classes of holders, such as dealers in securities or currencies, traders in securities that elect to mark to market, financial institutions, tax-exempt organizations, insurance companies, persons subject to alternative minimum tax, persons that hold notes that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. The summary is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

     THIS SUMMARY IS PROVIDED FOR GENERAL INFORMATION PURPOSES ONLY, AND DOES NOT CONSTITUTE, AND SHOULD NOT BE CONSIDERED AS, LEGAL OR TAX ADVICE TO PROSPECTIVE PURCHASERS OF THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT WITH THEIR OWN TAX ADVISORS CONCERNING THE CONSEQUENCES, IN THEIR PARTICULAR CIRCUMSTANCES, UNDER THE CODE, AS WELL AS UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, OF ACQUIRING, OWNING, AND DISPOSING OF THE NOTES.

UNITED STATES HOLDERS

     As used herein, a "United States Holder" is a beneficial owner that is (1) a citizen or resident of the United States, (2) a domestic corporation, (3) an estate the income of which is subject to United States federal income tax without regard to its source or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

PAYMENTS OF INTEREST

     Interest on a note will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for United States federal income tax purposes. We intend to take the position that the likelihood of a repurchase upon a change of control (as described under "Description of Notes We Are Offering -- Purchase at Option of Holders Upon a Change of Control") is remote under the applicable Treasury Regulations, and therefore, will not affect the yield to maturity of any note. Accordingly, the notes will not have any original issue discount.

SALE OR RETIREMENT OF THE NOTES

     A United States Holder will generally recognize capital gain or loss on the sale, exchange, retirement, or other disposition of a note equal to the difference between the amount realized on such disposition (except to the extent such amount is attributable to accrued but unpaid interest not previously included in income, which is taxed as ordinary income) and such holder's adjusted tax basis in the note (which will generally be its cost). Such capital gain or loss will be long-term capital gain or loss if the note has been held for more than one year. Long-term capital gain of a non-corporate United States Holder is generally subject to a maximum tax rate of 20%.

CONVERSION OF THE NOTES

     A United States Holder generally will not recognize any income, gain or loss upon conversion of a note into Class A common stock, except with respect to cash received in lieu of a fractional share of common stock or attributable to accrued interest on the converted note. Such holder's tax basis in the Class A common stock received on conversion of a note will be the same as such holder's adjusted tax basis in the note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Class A common stock received on conversion will generally include the holding period of the note converted.

     Cash received in lieu of a fractional share of Class A common stock upon conversion generally will be treated as a payment in exchange for the fractional share of Class A common stock. Accordingly, the receipt of cash in lieu of a fractional share of Class A common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share).

DIVIDENDS ON THE CLASS A COMMON STOCK

     The amount of any distribution by Lamar Advertising in respect of the Class A common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions made to United States Holders will be treated as a dividend, subject to a tax as ordinary income, to the extent of Lamar Advertising's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of the holder's tax basis in the Class A common stock (reducing the holder's basis in the shares of Class A common stock) and thereafter as gain from the sale or exchange of such stock.

     In general, a dividend distribution to a corporate United States Holder will qualify for the 70% dividends received deduction if the holder owns less than 20% of the voting power or value of Lamar Advertising's stock (other than any non-voting, non-convertible, non-participating preferred stock). A corporate United States Holder that owns 20% or more of the voting power and value of Lamar Advertising's stock (other than any non-voting, non-convertible, non-participating preferred stock) generally will qualify for an 80% dividends received deduction. The dividends received deduction is subject, however, to certain holding period, debt financed portfolio stock and taxable income limitations. In addition, corporate holders should consider the rules under
Section 1059 of the Code that may reduce their basis in the common stock.

     If at any time Lamar Advertising makes a distribution of cash or property to its stockholders or purchases Class A common stock and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of Lamar Advertising, but generally not stock dividends or rights to subscribe for Class A common stock) and (1) pursuant to the anti-dilution provisions of the Indenture, the conversion price of the notes is decreased, or
(2) the conversion price of the notes is decreased at the discretion of Lamar Advertising, such decrease in conversion price may be deemed to be the payment of a taxable dividend to United States Holders of the notes (pursuant to Section 305 of the Code) to the extent of Lamar Advertising's current or accumulated earnings and profits. Such holders of notes could therefore have taxable income as a result of an event pursuant to which they received no cash or property.

SALE OF CLASS A COMMON STOCK

     Upon the sale or exchange of Class A common stock, a United States Holder generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale or exchange and such holder's adjusted tax basis in the Class A common stock. Such capital gain or loss will be long-term if the United States Holder's holding period in the Class A common stock is more than one year at the time of the sale or exchange. Long-term capital gain of a non-corporate United States Holder is generally subject to a maximum tax rate of 20%.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, certain information is required to be reported by the payor to the Internal Revenue Service with respect to payments made to certain non-corporate United States Holders of principal and interest on a note, dividends on Class A common stock, the proceeds of the sale of a note and the proceeds of the sale of Class A common stock. A United States Holder of a note may be subject to "back-up withholding" at the rate of 31% with respect to certain of such "reportable payments". In general, these back-up withholding rules apply if such holder, among other things, (1) fails to furnish a taxpayer identification number (or TIN) to the payor or establish an exemption from backup withholding, (2) furnishes an incorrect TIN, (3) fails to report properly certain interest or dividend income or (4) under certain circumstances, fails to certify under the penalty of perjury that the TIN furnished is the correct number and that such holder is not subject to backup withholding under the Code. Any amounts withheld under the back-up withholding rules from payments to a United States Holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service. Back-up withholding will not apply, however, with respect to payments made to certain holders of the notes, including generally corporations, provided that their exemption from back-up, withholding is properly established. United States Holders should consult their tax advisors as to their qualification for exemption from back-up withholding and the procedure for obtaining such an exemption.

           DESCRIPTION OF CAPITAL STOCK OF LAMAR ADVERTISING COMPANY

     Lamar Advertising's authorized capital stock consists of 125,000,000 shares of Class A common stock, $0.001 par value per share, 37,500,000 shares of Class B common stock, $0.001 par value per share, 5,720 shares of Series AA preferred stock, $0.001 par value per share, 10,000 shares of Class A preferred stock, $638 par value par share, and 994,280 additional shares of preferred stock, $0.001 par value per share, the terms and provisions of which may be designated by the board of directors of Lamar Advertising in the future. The following summary of Lamar Advertising's capital stock is qualified in its entirety by reference to the company's certificate of incorporation, as amended, and by-laws, as amended.

COMMON STOCK

     At July 20, 1999, there were 43,568,340 shares of Class A common stock and 17,699,997 shares of Class B common stock issued and outstanding.

     VOTING RIGHTS; CONVERSION OF CLASS B COMMON STOCK

     The Class A common stock and Class B common stock have the same rights and powers, except that a share of Class A common stock entitles the holder to one vote and a share of Class B common stock entitles the holder to ten votes. Except as required by Delaware law, the holders of Class A common stock and Class B common stock vote together as a single class. Each share of Class B common stock is convertible at the option of its holder into one share of Class A common stock at any time. In addition, each share of Class B common stock converts automatically into one share of Class A common stock upon the sale or other transfer of such share of Class B common stock to a person who, or entity which, is not a permitted transferee. "Permitted transferees" include (1) Kevin
P. Reilly, Sr.; (2) a descendant of Kevin P. Reilly, Sr.; (3) a spouse or surviving spouse (even if remarried) of any individual named or described in (1) or (2) above; (4) any estate, trust, guardianship, custodianship, curatorship or other fiduciary arrangement for the primary benefit of any one or more of the individuals named or described in (1), (2) and (3) above; and (5) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more of the individuals and entities named or described in (1), (2), (3) and (4) above. Furthermore, each share of Class B common stock converts automatically into one share of Class A common stock in the event the number of outstanding shares of Class B common stock falls below 10% of the total number of outstanding shares of Class A and Class B common stock taken together.

     Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve any amendment to the certificate of incorporation that would increase or decrease the par value of such class, or modify or change the powers, preferences or special rights of the shares of any class so as to affect such class adversely. Lamar Advertising's certificate of incorporation, however, allows for amendments to increase or decrease the number of authorized shares of Class A common stock or Class B common stock without a separate vote of either class.

     DIVIDENDS; LIQUIDATION RIGHTS

     All of the outstanding shares of common stock are fully paid and nonassessable. In the event of the liquidation or dissolution of Lamar Advertising, following any required distribution to the holders of outstanding shares of preferred stock, the holders of common stock are entitled to share pro rata in any balance of the corporate assets available for distribution to them. Because Lamar Advertising is a holding company with no significant assets or independent operations, Lamar Advertising can only pay dividends declared by the board of directors to the extent that cash can be upstreamed to Lamar Advertising from its subsidiaries for this purpose. Lamar Media's existing indentures and bank credit facility restrict the amount of dividends that may be paid to Lamar Advertising. Subject to the preferential rights of the holders of any class of preferred stock, holders of shares of common stock are entitled to receive dividends. No dividend may be paid in cash or property on any share of either class of common stock unless simultaneously the same dividend is paid on each share of the other class of common stock. If a stock dividend is declared, holders of a specific class of common stock will be entitled to receive only additional shares of the same class.

     OTHER PROVISIONS

     The common stock is redeemable in the manner and on the conditions permitted under Delaware law and as may be authorized by the board of directors. Holders of common stock have no right to subscribe to new issuances of common stock. Any outstanding shares of Class A or Class B common stock, which Lamar Advertising subdivides by stock split or recapitalization, or combines by reverse stock split or otherwise, will be subdivided or combined on an equal basis.

     TRANSFER AGENT

     American Stock Transfer and Trust Company serves as the transfer agent and registrar for the Class A common stock.

SERIES AA PREFERRED STOCK

     At July 20, 1999, there were 5,719.49 shares of Series AA preferred stock issued and outstanding, all of which are fully paid and nonassessable.

     RANK

     The Series AA preferred stock ranks senior to the common stock with respect to dividends and upon the dissolution or liquidation of Lamar Advertising.

     DIVIDENDS

     Holders of shares of Series AA preferred stock are entitled to receive distributions if declared by the board of directors out of funds legally available to make such payments, cash dividends at a rate of $15.95 per share per quarter. Dividends accrue and cumulate from the date of issuance of the shares. As of the date of this prospectus supplement, all accrued dividends have been paid. Lamar Advertising intends to continue paying dividends on the Series AA preferred stock.

     DISSOLUTION OR LIQUIDATION

     Upon the voluntary or involuntary dissolution or liquidation of Lamar Advertising, the holders of the Series AA preferred stock are entitled to receive, before any payment may be made or any assets distributed to the holders of common stock, the sum of $638 per share and any dividends accrued and unpaid on the stock. Upon any dissolution or liquidation, whether voluntary or involuntary, if the assets distributed among the holders of the Series AA preferred stock are insufficient to permit the payment to a stockholder of the full preferential amounts to which they are entitled, then all of Lamar Advertising's assets to be distributed upon dissolution or liquidation will be distributed to the holders of Series AA preferred stock before any distribution to holders of common stock. A merger or consolidation of Lamar Advertising with or into any other corporation or corporations is not considered to be a dissolution or liquidation.

     VOTING RIGHTS

     Holders of Series AA preferred stock are entitled to one vote per share.

CLASS A PREFERRED STOCK

     Lamar Advertising currently has authorized 10,000 shares of Class A preferred stock, none of which are issued and outstanding as of the date of this prospectus supplement. The Class A preferred stock has substantially identical rights, preferences and privileges to the Series AA preferred stock, except that the Class A preferred stock does not have any voting rights other than as required under the Delaware General Corporation Law. All outstanding shares of Class A preferred stock were recently reclassified as Series AA preferred stock in connection with the restructuring of Lamar to create a new holding company as described in "Explanatory Note Regarding Corporate Restructuring of Lamar Advertising Company" above.

ADDITIONAL PREFERRED STOCK

     Lamar Advertising currently has authorized 994,280 shares of undesignated preferred stock, none of which were issued and outstanding as of the date of this prospectus. Under Delaware law and Lamar Advertising's certificate of incorporation, Lamar Advertising may issue shares of undesignated preferred stock from time to time, in one or more classes or series, as authorized by the board of directors, generally without the approval of the stockholders.

     Subject to limitations prescribed by Delaware law and Lamar Advertising's certificate of incorporation and by-laws, the board of directors can fix the number of shares constituting each class or series of preferred stock and the designations, powers, preferences and other rights of such series as well as the qualifications, limitations or restrictions on such powers, preferences and rights. These may include such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors or duly authorized committee.

     The board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then-market price of such shares.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Lamar Advertising is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in certain cases, within three years prior, did own) 15% or more of the corporation's voting stock. Under Section 203, a business combination between Lamar Advertising and an interested stockholder is prohibited unless it satisfies one of the following conditions: (1) Lamar Advertising's board of directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder or (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Lamar Advertising outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by (a) persons who are directors and also officers and
(b) employee stock plans, in certain instances) or (3) the business combination is approved by Lamar Advertising's board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

                   DESCRIPTION OF OTHER INDEBTEDNESS OF LAMAR

     The following is a description of our material indebtedness other than the notes. Except as otherwise indicated, all of our indebtedness are obligations of Lamar Media and not Lamar Advertising. The following summaries are qualified in their entirety by reference to the credit and security agreements and indentures to which each summary relates, copies of which are available on request to Lamar.

NEW BANK CREDIT FACILITY

     We have received a commitment from The Chase Manhattan Bank to replace Lamar Media's existing bank credit facility with a new bank credit facility for which The Chase Manhattan Bank would serve as administrative agent. The new $1 billion bank credit facility would consist of (1) a $350 million revolving bank credit facility, (2) a $650 million term facility with two tranches, a $450 million Term A facility and a $200 million Term B facility. In addition, the new bank credit facility will provide for an uncommitted $400 million incremental facility available at the discretion of the lenders.

     Beginning on March 31, 2002, the amount available for borrowing under the revolving bank credit facility will be reduced quarterly in annual increments of 10%, 10%, 35% and 45% of the original commitment. Beginning on September 30, 2001, the term loans begin amortizing, with the Term A loans amortizing on a similar schedule to the term loans under the existing bank credit facility, and the Term B loans amortizing in nominal installments until the final year before maturity. The revolving bank credit facility and the Term A facility and loans will mature six and one-half years after the closing date of the new bank credit facility. The Term B loans will mature seven years after the closing date. Interest on borrowings under the facilities will be calculated, at Lamar Media's option, at a spread above either a base rate equal to:

     - The "Chase Base Rate" which is equal to the highest of:

      (1) the rate publicly announced by Chase as its prime lending rate;

      (2) the secondary market rate for three-month certificates of deposit plus 1%; and

      (3) the applicable federal funds rate plus 0.5%.

     or

     - The rate at which eurodollar deposits for one, two, three or six months (as selected by Lamar Media) are quoted on the Dow Jones Telerate Screen.

     The spread applicable to borrowings under the revolving credit and Term A facilities will be determined by reference to Lamar Media's trailing leverage ratio (total debt to trailing 12 months EBITDA). The term "EBITDA" is further explained in footnote two to the "Selected Consolidated Historical Financial And Operating Data" on page S-11. The spread applicable for borrowings under the Term B facility will be 1.25% for basic rate loans and 2.25% for eurodollar loans. Lamar Media's obligations under Lamar Media's new bank credit facility will be guaranteed by substantially all of its subsidiaries and secured by a pledge of the capital of those subsidiaries, both in a manner similar to the existing bank credit facility. The new bank credit facility will not be guaranteed by Lamar Advertising. We expect that the new bank credit facility will have restrictive covenants and events of default similar to those under the existing bank credit facility.

EXISTING BANK CREDIT FACILITY

     The existing bank credit facility, for which The Chase Manhattan Bank serves as administrative agent, consists of (1) a revolving facility with a maximum borrowing availability of $250 million, (2) a term credit facility with a maximum borrowing availability of $150 million and (3) an incremental facility with a maximum borrowing availability of $100 million.

     INTEREST

     Borrowings under the existing bank credit facility bear interest computed, at the election of Lamar Media, as a margin over either Chase's Base Rate or the London Interbank Offered Rate (LIBOR) rate. The margins range from 0 to 75 basis points over the Chase Base Rate and from 75 to 200 basis points over the LIBOR rate, depending on Lamar Media's current ratio of debt to EBITDA for the preceding 12 months.

     REDUCTIONS IN COMMITMENTS; AMORTIZATION

     The revolving facility and term facility mature on December 31, 2005, and the incremental facility matures on June 30, 2006. The existing bank credit facility provides for quarterly reductions in revolving credit commitments beginning on March 31, 2000, until the facility is repaid in full on December 31, 2005. Amortization of outstanding loans will begin on September 30, 2000 under the term facility and on March 31, 2001 under the incremental facility.

     GUARANTEES; SECURITY

     The obligations of Lamar Media under the existing bank credit facility are guaranteed by all of the Lamar Media's consolidated subsidiaries, except Missouri Logos, a Partnership, a non-wholly-owned subsidiary. The obligations under the existing bank credit facility and the guarantees of those obligations are secured by a pledge of the capital stock of all of Lamar Media's consolidated subsidiaries, except Missouri Logos. The guarantees under the existing bank credit facility are senior in right of payment to the guarantees of Lamar Media's other guaranteed indebtedness.

     COVENANTS

     The existing bank credit facility places certain restrictions upon the ability of Lamar Media and its subsidiaries to:

     - incur additional indebtedness;

     - incur liens or guarantee obligations;

     - pay dividends and make other distributions including distributions to Lamar Advertising;

     - make investments and enter into joint ventures or hedging agreements;

     - make capital expenditures;

     - dispose of assets; and

     - engage in transactions with affiliates except on an arms-length basis.

     In addition, the existing bank credit facility requires Lamar Media and its subsidiaries to maintain the following financial ratios:

     - a total debt ratio, defined as total debt to EBITDA for the most recent 12-month period, of between 6.5 to 1 and 5.75 to 1;

     - a senior debt ratio, defined as senior debt to EBITDA for the most recent 12-month period, of between 4.5 to 1 and 3.0 to 1;

     - an interest coverage ratio, defined as EBITDA for the most recent 12-month period to total accrued interest expense for that period, of between 1.70 to 1 and 2.10 to 1; and

     - a fixed charge coverage ratio, defined as pro forma operating cash flow for the most recent 12-month period to total projected payments of principal and interest on debt to be made in the succeeding four fiscal quarters plus (1) capital expenditures and (2) income and franchise tax payments, of at least 1.05 to 1.

     CHANGE OF CONTROL

     A change of control of Lamar Media constitutes an event of default, permitting the lenders to accelerate the indebtedness and terminate the existing bank credit facility. A change in control would occur if Kevin P. Reilly, Sr. and his immediate family (including grandchildren) and entities under their control no longer held sufficient voting stock to elect at all times a majority of the board of directors.

8 5/8% SENIOR SUBORDINATED NOTES DUE 2007

     On September 25, 1997, Lamar Media issued $200 million aggregate principal amount of 8 5/8% Senior Subordinated Notes due 2007 under an indenture among Lamar Media, as issuer, its subsidiaries and State Street Bank and Trust Company, as trustee. These notes are senior subordinated unsecured obligations, which are subordinated to indebtedness under the existing bank credit facility and other senior indebtedness of Lamar Media. These notes rank on parity with the 9 5/8% Senior Subordinated Notes, the 9 1/4% Senior Subordinated Notes and all other existing and future subordinated indebtedness of Lamar Media and the subsidiary guarantors. These notes bear interest at 8 5/8% per annum, payable twice a year on each March 15 and September 15.

     Lamar Media may redeem these notes, in whole or in part, at any time on or after September 15, 2002. If a redemption occurs before September 15, 2005, Lamar Media will pay a premium on the principal amount of the notes. This premium decreases annually from approximately 4.3% for a redemption on or after September 15, 2002, to 1.5% for a redemption on or after September 15, 2004, and is phased out completely on September 15, 2005. In addition, at any time before September 15, 2000, Lamar Media may redeem up to $60 million principal amount of these notes within 120 days of the completion of a public offering of its equity securities using the proceeds from that public offering. At least $140 million aggregate principal amount of these notes must remain outstanding after a redemption of this type.

     Lamar Media's obligations under these notes are guaranteed by Lamar Media's subsidiaries except Missouri Logos, a Partnership. The guarantees under these notes are subordinated in right of payment to the guarantees under Lamar Media's existing bank credit facility.

     The holders of these notes may force Lamar Media to immediately repay the principal on these notes, including interest to the acceleration date, if Lamar Media fails to make payments on other indebtedness under which it has at least $10 million outstanding.

     The indenture places certain restrictions upon the ability of Lamar Media and its subsidiaries to:

     - incur additional indebtedness;

     - issue preferred stock;

     - pay dividends or make other distributions or redeem capital stock;

     - incur liens or guarantee obligations;

     - dispose of assets; and

     - engage in transactions with affiliates except on an arms' length basis.

     Upon a "change of control" (as defined in the indenture), Lamar Media will be obligated to offer to purchase all of the outstanding notes at a purchase price of 101% of the principal amount plus accrued interest.

9 5/8% SENIOR SUBORDINATED NOTES DUE 2006

     On November 27, 1996, Lamar Media issued $255 million aggregate principal amount of 9 5/8% Senior Subordinated Notes due 2006 under an indenture between Lamar Media, as issuer, its subsidiaries and State Street Bank and Trust Company, as trustee. These notes are senior subordinated unsecured obligations, which are subordinated to indebtedness under the existing bank credit facility and other senior indebtedness of Lamar Media. These notes rank on parity with the 8 5/8% Senior Subordinated Notes, the 9 1/4% Senior Subordinated Notes and all other existing and future senior subordinated indebtedness of Lamar Media and the subsidiary guarantors. These notes bear interest at 9 5/8% per annum. Interest is payable twice a year on each June 1 and December 1.

     Lamar Media may redeem these notes, in whole or in part, at any time on or after December 1, 2001. If a redemption occurs before December 1, 2004, Lamar Media will pay a premium on the principal amount of the notes. The premium decreases annually from approximately 4.8% for a redemption on or after December 1, 2001 to 1.6% for redemption on or after December 1, 2003, and is phased out completely on December 1, 2004. In addition, at any time before December 1, 1999, Lamar Media may redeem up to $75 million principal amount of these notes within 120 days of the completion of a public offering of its equity securities using the proceeds from that public offering. At least $180 million of the notes must remain outstanding after a redemption.

     The indenture for these notes contains covenants covering matters identical to those contained in the indenture for the 8 5/8% Senior Subordinated Notes described above and contains identical guarantee, change of control and repurchase provisions.

9 1/4% SENIOR SUBORDINATED NOTES DUE 2007

     On October 1, 1998, Lamar Media assumed in connection with the merger of Outdoor Communications, Inc. into Lamar Media $105 million aggregate principal amount of the 9 1/4% Senior Subordinated Notes due 2007 of Outdoor Communications, Inc. Lamar Media redeemed, in November 1998, approximately $1.1 million principal amount of the these notes pursuant to a change of control tender offer and approximately $103.9 million aggregate principal amount of these notes remain outstanding. These notes are senior subordinated unsecured obligations, which are subordinated to the existing bank credit facility and other senior indebtedness of Lamar Media. These notes rank on parity with the 8 5/8% Senior Subordinated Notes, the 9 5/8% Senior Subordinated Notes and all other existing and future subordinated indebtedness of Lamar Media. These notes bear interest at the rate of 9 1/4% per annum, payable twice a year on each February 15 and August 15.

     Lamar Media may redeem these notes, in whole or in part, at any time on or after August 15, 2002. If a redemption occurs before August 15, 2005, Lamar Media will pay a premium on the principal amount of the notes. This premium decreases annually from approximately 4.6% for a redemption on or after August 15, 2002 to 1.5% for a redemption on or after August 15, 2004, and is phased out completely on August 15, 2005. In addition, at any time before August 15, 2000 Lamar Media may redeem up to 33.333% of the outstanding principal amount of these notes within 60 days of the completion of a public offering of its equity securities using the proceeds of that public offering from its equity securities. At least approximately $70 million of the notes must remain outstanding after a redemption of this type.

     The indenture for these notes contains covenants covering matters substantially similar to those contained in the indenture for the 8 5/8% Senior Subordinated Notes described above and also contains substantially similar guarantee, change of control and repurchase provisions.

SUBORDINATED NOTES

     Lamar Media has ten-year subordinated notes of which there were $14.3 million aggregate principal amount outstanding at June 30, 1999. The ten-year subordinated notes were issued as a portion of the consideration paid on account of stock redemptions occurring in October 1995 and March 1996. These notes bear interest at an annual rate of 8% and amortize monthly until their maturity in 2006.

                                  UNDERWRITING

     Lamar Advertising and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

                                                           Principal Amount
                      Underwriters                             of Notes
                      ------------                         ----------------
Goldman, Sachs & Co......................................    $100,000,000
Deutsche Bank Securities Inc. ...........................    $100,000,000
Morgan Stanley & Co. Incorporated........................    $ 25,000,000
Salomon Smith Barney Inc. ...............................    $ 25,000,000
                                                             ------------
          Total..........................................    $250,000,000
                                                             ============

     If the underwriters sell more notes than the total principal amount set forth in the table above, the underwriters have an option to buy up to an additional $37,500,000 principal amount of notes from Lamar Advertising to cover such sales. They may exercise that option for 30 days. If any notes are purchased pursuant to this option, the underwriters will severally purchase notes in approximately the same proportion as set forth in the table above.

     The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters by Lamar Advertising. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional notes.

                            Paid by Lamar Advertising Company
                            ---------------------------------
                                                              No Exercise    Full Exercise
                                                              -----------    -------------
Per Note....................................................       2.75%           2.75%
Total.......................................................  $6,875,000      $7,906,250

     Notes sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial price to public of up to 1.65% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial price to public of up to 0.01% of the principal amount of the notes. If all the notes are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

     Lamar Advertising, its directors, executive officers (except for 25,000 shares of Class A common stock for one executive officer) and principal stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any of Lamar's existing employee benefit plans.

     The notes are a new issue of securities with no established trading market. Lamar Advertising has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

     In connection with this offering, the underwriters may purchase and sell notes and shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes and the Class A common stock. As a result, the price of the notes and the Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     Lamar Advertising estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $250,000.

     Lamar Advertising has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                             VALIDITY OF THE NOTES

     Palmer & Dodge LLP, Boston, Massachusetts is giving an opinion on the validity of the securities covered by this prospectus supplement for Lamar Advertising, and Sullivan & Cromwell, New York, New York is giving an opinion for the underwriters.

                      WHERE YOU CAN FIND MORE INFORMATION

     Lamar Advertising and Lamar Media each file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Lamar Advertising's and Lamar Media's SEC filings are also available on the SEC's Website at "http://www.sec.gov." Copies of these materials can also be inspected and copied at the office of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.

     The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

     - Annual Report on Form 10-K of Lamar Advertising for the year ended December 31, 1998 as amended by Amendment No. 1 to Annual Report on Form 10-K/A filed on August 5, 1999;

     - Quarterly Report on Form 10-Q of Lamar Advertising for the quarter ended March 31, 1999;

     - Current Reports on Form 8-K/A of Lamar Advertising filed with the SEC October 19, 1998, June 8, 1999 and July 26, 1999 and Current Reports on Form 8-K of Lamar Advertising filed with the SEC on May 7, 1999, June 10, 1999, July 7, 1999, July 22, 1999, July 28, 1999 and August 3, 1999; and

     - The description of the Class A common stock contained in the Registration Statement on Form 8-A/A of Lamar Advertising filed with the SEC on July 27, 1999.

     You may request a copy of these filings, at no cost, by writing or telephoning using the following contact information:

                                    Shareholder Services
                                    Lamar Advertising Company
                                    5551 Corporate Boulevard
                                    Baton Rouge, LA 70808
                                    (225) 926-1000

     You may rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide information different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Neither the delivery of this prospectus supplement nor the sale of the notes means that information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus from previous filings by Lamar Advertising and Lamar Media Corp. is correct after the date of this prospectus supplement. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these notes in any circumstance under which the offer or solicitation is unlawful.

PROSPECTUS

                                  $500,000,000

                           LAMAR ADVERTISING COMPANY

             Debt Securities, Preferred Stock, Class A Common Stock
                                  And Warrants

     Lamar Advertising Company may offer to the public from time to time in one or more series or issuances:

     - debt securities consisting of debentures, notes or other evidences of indebtedness;

     - shares of its preferred stock;

     - shares of its Class A common stock; or

     - warrants to purchase Class A common stock, preferred stock or debt securities.

     Lamar Class A common stock trades on the Nasdaq National Market under the symbol "LAMR". Any Class A common stock sold by means of a prospectus supplement to this prospectus may be listed on the Nasdaq National Market.

     This prospectus provides you with a general description of the securities that we may offer. Each time we or the selling stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" beginning on page 2 of this prospectus before you make your investment decision.

     In this prospectus, "Lamar," "we," "us" and "our" refer to Lamar Advertising Company, excluding, unless the context otherwise requires, its subsidiaries.

     See Risk Factors beginning on page 4 for a discussion of certain factors that should be considered by prospective investors in these securities.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

                             ---------------------

               The date of this prospectus is February 12, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov." Copies of these materials can also be inspected and copied at the office of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.

     The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

     - Annual Report on Form 10-K for the year ended December 31, 1997;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     - Current Reports on Form 8-K/A filed with the SEC on April 17, 1998 and October 19, 1998 and Current Reports on Form 8-K filed with the SEC on June 5, 1998, June 26, 1998, August 14, 1998, October 15, 1998, December
       22, 1998 and December 23, 1998;

     - The consolidated financial statements of Penn Advertising, Inc. and Subsidiary contained in our Current Report on Form 8-K/A filed with the SEC on June 13, 1997;

     - The statement of assets acquired and liabilities assumed of National Advertising Company -- Lamar Acquisition as of August 14, 1997, and the related statement of revenues and expenses for the years ended December 31, 1996 and 1995, contained in our Current Report on Form 8-K/A filed with the SEC on October 27, 1997; and

     - The description of the Class A Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 7, 1996, as amended by Form 8-A/A filed with the Commission on July 31, 1996.

     You may request a copy of these filings, at no cost, by writing or telephoning using the following contact information:

                    Shareholder Services
                    Lamar Advertising Company
                    5551 Corporate Boulevard
                    Baton Rouge, LA 70808
                    (225) 926-1000

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in and incorporated by reference into this prospectus. We are offering to sell securities and soliciting offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities offered by this prospectus.

                           LAMAR ADVERTISING COMPANY

     Lamar Advertising Company is one of the largest and most experienced owners and operators of outdoor advertising structures in the United States. We conduct a business that has operated under the Lamar name since 1902. As of December 1, 1998, we operated approximately 70,400 displays in 36 states. We also operate the largest logo sign business in the United States. Logo signs are signs located near highway exits which deliver brand name information on available gas, food, lodging and camping services. As of December 1, 1998, we maintained over 73,500 logo sign displays in 18 states. We also operate transit advertising displays on bus shelters, bus benches and buses in several markets.

     Lamar's principal executive office is located at 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808 and our telephone number at that location is (225) 926-1000.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including documents incorporated by reference, contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These are statements that relate to future periods and include statements about our:

     - expected operating results

     - market opportunities

     - acquisition opportunities

     - ability to compete and

     - stock price.

     Generally, the words "anticipates," "believes," "expects," "intends" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: (i) risks and uncertainties relating to leverage; (ii) the need for additional funds; (iii) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of such acquisitions; (iv) the continued popularity of outdoor advertising as an advertising medium; (v) the regulation of the outdoor advertising industry and
(vi) the risks and uncertainties described below under the caption "Risk Factors." The forward-looking statements contained in this prospectus speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained in this prospectus to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

                                  RISK FACTORS

     If you purchase securities offered by this prospectus and the accompanying prospectus supplement, you will take on financial risk. In deciding whether to invest, you should carefully consider the following factors, the information contained in this prospectus, the accompanying prospectus supplement and the other information that we have referred you to.

     It is especially important to keep these risk factors in mind when you read forward-looking statements.

    SIGNIFICANT FIXED PAYMENTS ON OUR DEBT INCREASES UNCERTAINTY AND REDUCES
                           FLEXIBILITY IN OPERATIONS

     We have borrowed substantial amounts of money in the past and may borrow more money in the future. At December 31, 1998, we had approximately $880 million of debt outstanding consisting of approximately $250 million in bank debt, $558 million in various series of senior subordinated notes and $72 million in various other short-term and long-term debt.

     A large part of our cash flow from operations must be used to make principal and interest payments on our debt. If our operations make less money in the future, we may need to borrow to make these payments. In addition, we finance most of our acquisitions through borrowings under our bank credit facility which has a total committed amount of $500 million in term and revolving credit loans. As of December 31, 1998, we only had approximately $250 million available to borrow under this credit facility. Since our borrowing capacity under our credit facility is limited, we may not be able to continue to finance future acquisitions at our historical rate with borrowings under our credit facility. We may need to borrow additional amounts or seek other sources of financing to fund future acquisitions. We cannot guarantee that such additional financing will be available or available on favorable terms. We also may need the consent of the banks under our credit facility, or the holders of other indebtedness, to borrow additional money.

     Some of our competitors may have less debt and, therefore, may have more flexibility to operate their businesses and use their cash flow from operations.

                     RESTRICTIONS IN DEBT AGREEMENTS REDUCE
                   OPERATING FLEXIBILITY AND CREATE POTENTIAL
                                  FOR DEFAULTS

     The terms of our credit facility and the indentures relating to our outstanding notes restrict, among other things, our ability to:

     - dispose of assets

     - incur or repay debt

     - create liens and

     - make investments.

     Under our credit facility we must maintain specified financial ratios and levels including:

     - cash interest coverage

     - fixed charge coverage

     - senior debt ratios and

     - total debt ratios.

     Failure to comply with these tests may cause all amounts outstanding under the credit facility to become immediately due. If this were to occur, it would create serious financial problems for us. Our ability to comply with these restrictions, and any similar restrictions in future agreements, depends on our operating performance. Because our performance is subject to prevailing economic, financial and business conditions and other factors that are beyond our control, we may be unable to comply with these restrictions in the future.

       CHANGES IN ECONOMIC AND ADVERTISING TRENDS COULD HURT OUR BUSINESS

     We sell advertising space to generate revenues. A decrease in demand for advertising space could adversely affect our business. General economic conditions and trends in the advertising industry affect the amount of advertising space purchased. A reduction in money spent on our displays could result from:

     - a general decline in economic conditions

     - a decline in economic conditions in particular markets where we conduct business

     - a reallocation of advertising expenditures to other available media by significant users of our displays or

     - a decline in the amount spent on advertising in general.

          ELIMINATION OF TOBACCO ADVERTISING WILL REDUCE OUR REVENUES

     In November 1998, the U.S. tobacco companies and attorneys general of 8 states agreed to the terms of a new national tobacco settlement. This new proposed settlement, unlike the previous proposed settlement which collapsed in June 1998 after Congress failed to enact the required legislation, does not require federal government approval. A total of forty-six states, the District of Columbia and five territories have agreed to sign on to this new proposed settlement. Under its terms, tobacco companies will discontinue all advertising on billboards and buses in these jurisdictions. The remaining four states have already reached separate settlements of litigation with the tobacco industry. We have already removed all of our tobacco billboards and advertising in these four states in compliance with the settlement deadlines.

     When the latest settlement is finalized, we estimate that all of our current revenues from tobacco advertising will come to an end in April 1999. Our revenues from tobacco advertising totaled $17.7 million for 1997 and $19.7 million for the year ended December 31, 1998. Management currently estimates based on available information that approximately $18 to $19 million in tobacco advertising revenues will be lost in 1999 as a result of this settlement.

     When fully implemented, the ban on outdoor advertising of tobacco products provided in the settlement will decrease our outdoor advertising revenues and increase our available inventory. An increase in available inventory could cause us to reduce our rates or limit our ability to raise rates. If we are unable to replace our revenues from tobacco advertising before the tobacco settlement is fully implemented, this settlement will have an adverse effect on our results of operations.

            REGULATION OF OUTDOOR ADVERTISING IMPACTS OUR OPERATIONS

     Our operations are significantly impacted by federal, state and local government regulation of the outdoor advertising business.

     The federal government conditions federal highway assistance on states imposing location restrictions on the placement of billboards on primary and interstate highways. Federal laws also impose size, spacing and other limitations on billboards. Some states have adopted standards more restrictive than the federal requirements. Local governments generally control billboards as part of their zoning regulations. Some local governments have enacted ordinances which require removal of billboards by a future date. Others prohibit the construction of new billboards and the reconstruction of significantly damaged billboards, or allow new construction only to replace existing structures.

     Local laws which mandate removal of billboards at a future date often do not provide for payment to the owner for the loss of structures that are required to be removed. Certain federal and state laws require payment of compensation in such circumstances. Local laws that require the removal of a billboard without compensation have been challenged in state and federal courts with conflicting results. Accordingly, we may not be successful in negotiating acceptable arrangements when our displays have been subject to removal under these types of local laws.

     Additional regulations may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements has been introduced in

Congress from time to time in the past. Additional regulations or changes in the current laws regulating and affecting outdoor adverting at the federal, state or local level may have a material adverse effect on our results of operations.

CONTINUING TO GROW BY ACQUISITIONS MAY BECOME MORE DIFFICULT AND INVOLVES COSTS
                               AND UNCERTAINTIES

     We have substantially increased our inventory of advertising displays through acquisitions. Our operating strategy involves making purchases in markets where we currently compete as well as in new markets. However, the following factors may affect our ability to continue to pursue this strategy effectively.

     - The outdoor advertising market has been consolidating, and this may adversely affect our ability to find suitable candidates for purchase.

     - We are also likely to face increased competition from other outdoor advertising companies for the companies or assets we wish to purchase. Increased competition may lead to higher prices for outdoor advertising companies and assets and decrease those we are able to purchase.

     - We do not know if we will have sufficient capital resources to make purchases, obtain any required consents from our lenders, or find acquisition opportunities with acceptable terms.

     - From January 1, 1997 to December 31, 1998, we completed 64 transactions involving the purchase of complementary outdoor advertising assets, the most significant of which was the acquisition on October 1, 1998 of Outdoor Communications, Inc. for $385 million. We must integrate these acquired assets and businesses into our existing operations. This process of integration may result in unforeseen difficulties and could require significant time and attention from our management that would otherwise be directed at developing our existing business. Further, we cannot be certain that the benefits and cost savings that we anticipate from these purchases will develop.

COMPETITION FROM LARGER OUTDOOR ADVERTISERS AND OTHER FORMS OF ADVERTISING COULD
                              HURT OUR PERFORMANCE

     We cannot be sure that in the future we will compete successfully against the current and future sources of outdoor advertising competition and competition from other media. The competitive pressure that we face could adversely affect our profitability or financial performance. We face competition from other outdoor advertising companies, some of which may be larger and better financed than we are, as well as from other forms of media, including television, radio, newspapers and direct mail advertising. We must also compete with an increasing variety of other out-of-home advertising media that include advertising displays in shopping centers, malls, airports, stadiums, movie theaters and supermarkets, and on taxis, trains and buses.

     In our logo sign business, we currently face competition for state-awarded service contracts from two other logo sign providers as well as local companies. Initially, we compete for state-awarded service contracts as they are privatized. Because these contracts expire after a limited time, we must compete to keep our existing contracts each time they are up for renewal.

POTENTIAL LOSSES RESULTING FROM THE FAILURE OF OUR CONTINGENCY PLANS RELATING TO
                       HURRICANES COULD HURT OUR BUSINESS

     Although we have developed contingency plans designed to deal with the threat posed to our advertising structures by hurricanes, we cannot guarantee that these plans will work. If these plans fail, significant losses could result.

     A significant portion of our structures is located in the Mid-Atlantic and Gulf Coast regions of the United States. These areas are highly susceptible to hurricanes during the late summer and early fall. In the past, we have incurred significant losses due to severe storms. These losses resulted from structural damage, overtime compensation, loss of billboards that could not be replaced under applicable laws and reduced occupancy because billboards were out of service.

     We have determined that it is not economical to obtain insurance against losses from hurricanes and other storms. Instead, we have developed contingency plans to deal with the threat of hurricanes. For example, we attempt to remove the advertising faces on billboards at the onset of a storm, when possible, which permits the structures to better withstand high winds during a storm. We then replace these advertising faces after the storm has passed. However, these plans may not be effective in the future and, if they are not, significant losses may result.

           LOGO SIGN CONTRACTS ARE SUBJECT TO STATE AWARD AND RENEWAL

     A growing portion of our revenues and operating income come from our state-awarded service contracts for logo signs. We cannot predict what remaining states, if any, will start logo sign programs or convert state-run logo sign programs to privately operated programs. We compete with many other parties for new state-awarded service contracts for logo signs. Even when we are awarded such a contract, the award may be challenged under state contract bidding requirements. If an award is challenged, we may incur delays and litigation costs.

     Generally, state-awarded logo sign contracts have a term, including renewal options, of ten to twenty years. States may terminate a contract early, but in most cases must pay compensation to the logo sign provider for early termination. Typically, at the end of the term of the contract, ownership of the structures is transferred to the state without compensation to the logo sign provider. Of our current logo sign contracts, one is due to terminate in September 1999 and two are subject to renewal, one in May 1999 and another in June 2000. We cannot guarantee that we will be able to obtain new logo sign contracts or renew our existing contracts. In addition, after we receive a new state-awarded logo contract, we generally incur significant start-up costs. We cannot guarantee that we will continue to have access to the capital necessary to finance those costs.

                      LOSS OF KEY EXECUTIVES COULD AFFECT
                                 OUR OPERATIONS

     Our success depends to a significant extent upon the continued services of our executive officers and other key management and sales personnel. Kevin P. Reilly, Jr., our Chief Executive Officer, our six regional managers and the manager of our logo sign business, in particular, are essential to our continued success. Although we have designed our incentive and compensation programs to retain key employees, we have no employment contracts with any of our employees and none of our executive officers have signed non-compete agreements. We do not maintain key man insurance on our executives. If any of our executive officers or other key management and sales personnel stopped working with us in the future, it could have an adverse effect on our business.

                    CONTROLLING STOCKHOLDER CAN CONTROL VOTE
                     TO EXCLUSION OF PURCHASERS OF CLASS A
                                  COMMON STOCK

     Purchasers of the Class A common stock offered under this prospectus will be minority stockholders. They will have no control over the management or business practices of the company. Kevin P. Reilly, Jr., our Chief Executive Officer, is the managing general partner of the Reilly Family Limited Partnership. On the date of this prospectus, this partnership beneficially owns all of the outstanding shares of Class B common stock, which shares represent approximately 80.5% total voting power of the Common Stock as of December 31, 1998. As a result, Mr. Reilly, or his successor as managing general partner, controls the outcome of matters requiring a stockholder vote. These matters include electing directors, amending our certificate of incorporation or by-laws, adopting or preventing certain mergers or other similar transactions, such as a sale of substantially all of our assets. Mr. Reilly would also decide the outcome of transactions that could give the holders of our Class A common stock the opportunity to realize a premium over the then-prevailing market price for their shares.

     Further, subject to contractual restrictions and general fiduciary obligations, we are not prohibited from engaging in transactions with management or our principal stockholders or with entities in which members of management or our principal stockholders have an interest. Our certificate of incorporation does not provide for cumulative voting in the election of directors and, consequently, the Reilly Family Limited Partnership can elect all the directors.

   CERTAIN ANTI-TAKEOVER PROVISIONS MAY MAKE IT HARDER TO SELL THE COMPANY OR
                AFFECT THE MARKET PRICE OF CLASS A COMMON STOCK

     Certain provisions of our certificate of incorporation and by-laws may discourage a third party from offering to purchase the company. These provisions, therefore, inhibit actions that would result in a change in control of the company. Some of these actions would otherwise give the holders of the Class A common stock the opportunity to realize a premium over the then-prevailing market price of their stock.

     These provisions may also adversely affect the market price of the Class A common stock. For example, under our certificate of incorporation we can issue "blank check" preferred stock with such designations, rights and preferences as our board of directors determines from time to time. If it is issued, this type of preferred stock could be used as a method of discouraging, delaying or preventing a change in control of the company. In addition, if we issue preferred stock, it may adversely affect the voting and dividend rights, rights upon liquidation and other rights of the holders of Class A common stock. We do not currently intend to issue any shares of this type of preferred stock, but we retain the right to do so in the future.

     Furthermore, we are subject to Section 203 of the Delaware General Corporation Law, which may discourage takeover attempts. The Reilly Family Limited Partnership, furthermore, has the voting power to approve or reject any takeover proposal.

        CHANGES IN OUR STOCK PRICE COULD EXPOSE YOUR INVESTMENT TO LOSS

     From time to time, the market price for the Class A common stock may change dramatically. These changes could occur at any time and could lead to the loss of a significant amount of your investment.

     Our quarterly operating results, changes in earning estimates by analysts, changes in general conditions in our industry, in the economy, in the financial markets or other developments that affect us, could cause the market price of the Class A common stock to fluctuate substantially.

     Fluctuations in the market price of the Class A common stock may also occur because we have some degree of seasonality in our earnings and operating results. Typically, we experience our strongest financial performance in the summer and our lowest in the winter. We expect this trend to continue in the future. Because a significant portion of our expenses is fixed, a decrease in revenues in any quarter will likely produce a period to period decline in our operating performance and net earnings.

     The stock market has also experienced significant price and volume fluctuations in recent years. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to operating performance.

                                USE OF PROCEEDS

     Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include the repayment, refinancing, redemption or repurchase of existing indebtedness or capital stock, working capital, capital expenditures, acquisitions of outdoor advertising assets and businesses and investments. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to such offering.

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends on a historical basis for the periods indicated (dollars in thousands):

                                                                                   NINE MONTHS
                                                                                      ENDED
                                       YEARS ENDED OCTOBER 31,      YEAR ENDED    SEPTEMBER 30,
                                      --------------------------   DECEMBER 31,   -------------
                                      1993    1994   1995   1996       1997       1997    1998
                                      -----   ----   ----   ----   ------------   -----   -----
Ratio of Earnings to Fixed
  Charges(1)........................   1.0x   1.3x   1.4x   1.8x      1.2x        1.4x    1.3x
Ratio of Earnings to Fixed Charges
  and preferred stock
  Dividends(2)......................   1.0x   1.3x   1.4x   1.8x      1.1x        1.4x    1.3x
Coverage Deficiency.................  $ 177   N/A    N/A    N/A        N/A         N/A     N/A

---------------

(1) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges. "Fixed charges" consist of interest, amortization of debt issuance costs, preferred stock dividends of subsidiaries and the component of rental expense believed by management to be representative of the interest factor thereon.

(2) The Company had 5,719.49 shares of Class A preferred stock, $638 par value per share, outstanding at September 30, 1997 and 1998, respectively. The Class A preferred stock is entitled to a cumulative annual preferential dividend of $63.80 per share.

                         DESCRIPTION OF DEBT SECURITIES

     We will issue the debt securities offered by this prospectus and any accompanying prospectus supplement (the "Debt Securities") under an indenture (the "Indenture") to be entered into by Lamar, the subsidiaries of Lamar, if any, that may guarantee the payment obligations of Lamar under any series of Debt Securities (the "Guarantors"), and a trustee to be identified in the applicable prospectus supplement, as trustee (the "Trustee"). The terms of the Debt Securities will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the Indenture. We have filed a copy of the proposed form of Indenture as an exhibit to the registration statement in which this prospectus is included. Each Indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

     We may offer under this prospectus up to $500,000,000 aggregate principal amount of Debt Securities; or if Debt Securities are issued at a discount, or in a foreign currency, foreign currency units or composite currency, such principal amount as may be sold for an initial public offering price of up to $500,000,000. Unless otherwise specified in the applicable prospectus supplement, the Debt Securities will represent direct, unsecured obligations of Lamar and will rank equally with all of our other unsecured indebtedness.

     The following statements relating to the Debt Securities and the Indenture are summaries and do not purport to be complete, and are subject in their entirety to the detailed provisions of the Indenture.

GENERAL

     We may issue the Debt Securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of Debt Securities in a prospectus supplement relating to such series, which we will file with the SEC. To review the terms of a series of Debt Securities, you must refer to both the prospectus supplement for the particular series and to the description of Debt Securities in this prospectus.

     The prospectus supplement will set forth the following terms of the Debt Securities in respect of which this prospectus is delivered:

 (1) the title;

 (2) the aggregate principal amount;

 (3) the issue price or prices (expressed as a percentage of the aggregate principal amount thereof);

 (4) any limit on the aggregate principal amount;

 (5) the date or dates on which principal is payable;

 (6) the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

 (7) the date or dates from which such interest, if any, will be payable and any regular record date for the interest payable;

 (8) the place or places where principal and, if applicable, premium and interest, is payable;

 (9) the terms and conditions upon which Lamar may, or the holders may require Lamar to, redeem or repurchase the Debt Securities;

(10) the denominations in which such Debt Securities may be issuable, if other than denominations of $1,000 or any integral multiple thereof;

(11) whether the Debt Securities are to be issuable in the form of certificated Debt Securities (as described below) or global Debt Securities (as described below);

(12) the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the Debt Securities;

(13) the currency of denomination;

(14) the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

(15) if payments of principal and, if applicable, premium or interest, on the Debt Securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;

(16) if amounts of principal and, if applicable, premium and interest may be determined (a) by reference to an index based on a currency or currencies other than the currency of denomination or designation or (b) by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;

(17) the provisions, if any, relating to any security provided for such Debt Securities;

(18) any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the Indenture;

(19) any Events of Default, if not otherwise described begin under "-- Events of Default";

(20) the terms and conditions for conversion into or exchange for shares of Class A common stock or preferred stock;

(21) any other terms, which may modify or delete any provision of the Indenture insofar as it applies to such series;

(22) any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents;

(23) the terms and conditions, if any, upon which the Debt Securities and any guarantees thereof shall be subordinated in right of payment to other indebtedness of Lamar or any Guarantor; and

(24) the form and terms of any guarantee.

     We may issue discount Debt Securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such Debt Securities in accordance to the terms of the Indenture ("Discount Securities"). We may also issue Debt Securities in bearer form, with or without coupons. If we issue Discount Securities or Debt Securities in bearer form, we will describe United States federal income tax considerations and other special considerations which apply such Debt Securities in the applicable prospectus supplement.

     We may issue Debt Securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do so, we will describe the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

EXCHANGE AND/OR CONVERSION RIGHTS

     If we issue Debt Securities which may be exchanged for or converted into shares of Class A common stock or preferred stock, we will describe the term of exchange or conversion in the prospectus supplement relating to such Debt Securities.

TRANSFER AND EXCHANGE

     We may issue Debt Securities that will be represented by either:

(1) "book-entry securities," which means that there will be one or more global securities registered in the name of The Depository Trust Company, as Depository (the "Depository"), or a nominee of the Depository; or

(2) "certificated securities," which means that they will be represented by a certificate issued in definitive registered form.

     We will specify in the prospectus supplement applicable to a particular offering whether the Debt Securities offered will be book-entry or certificated securities. Except as set forth under "-- Global Debt Securities and Book Entry System" below, book-entry Debt Securities will not be issuable in certificated form.

  CERTIFICATED DEBT SECURITIES

     If you hold certificated Debt Securities, you may transfer or exchange such debt securities at the Trustee's office or at the paying agency in accordance with the terms of the Indenture. You will not be charged a service charge for any transfer or exchange of certificated Debt Securities, but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange.

     You may effect the transfer of certificated Debt Securities and of the right to receive the principal of, premium, and/or interest, if any, on such certificated Debt Securities only by surrendering the certificate representing such certificated Debt Securities and having us or the Trustee issue a new certificate to the new holder.

  GLOBAL DEBT SECURITIES AND BOOK ENTRY SYSTEM

     The Depository has indicated that it would follow the procedures described below to book-entry Debt Securities.

     Beneficial interests in book-entry Debt Securities may be owned only by persons that have accounts with the Depository for the related global Debt Security ("participants") or persons that hold interests through participants. Upon the issuance of a global Debt Security, the Depository will credit, on its book-entry registration and transfer system, each participants' account with the principal amount of the book-entry Debt Securities represented by such Global Debt Security that is beneficially owned by such participant. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of such book-entry Debt Securities. Ownership of book-entry Debt Securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository for the related global Debt Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in book-entry Debt Securities.

     So long as the Depository for a global Debt Security, or its nominee, is the registered owner of such global Debt Security, the Depository or such nominee will be considered the sole owner or holder of the book-entry Debt Securities represented by such global Debt Security for all purposes under the Indenture. Except as described below, beneficial owners of book-entry Debt Securities will not be entitled to have such securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing such securities and will not be considered the owners or holders of such securities under the Indenture. Accordingly, each person who beneficially owns book-entry Debt Securities and desires to exercise its rights as a holder under the Indenture, must rely on the procedures of the Depository for the related global Debt Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise such rights.

     We understand, however, that under existing industry practice, the Depository will authorize the persons on whose behalf it holds a global Debt Security to exercise certain rights of holders of Debt Securities. Lamar and its agents, and the Guarantors, if any, the Trustee, and any of their agents, will treat as the holder of a Debt Security the persons specified in a written statement of the Depository with respect to such global Debt Security for purposes of obtaining any consents or directions required to be given by holders of the Debt Securities under the Indenture.

     Payments of principal and, if applicable, premium and interest, on book-entry Debt Securities will be made to the Depository or its nominee, as the case may be, as the registered holder of the related global Debt Security. Lamar and its agents, and the Guarantors, if any, the Trustee, and any of their agents will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that the Depository, upon receipt of any payment of principal of, premium, if any, or interest, if any, on a global Debt Security, will immediately credit participants' accounts with payments in amounts proportionate to the amounts of book-entry Debt Securities held by each such participant as shown on the records of the Depository. We also expect that payments by participants to owners of beneficial interests in book-entry Debt Securities held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

     If the Depository is at any time unwilling or unable to continue as Depository or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we will appoint a successor Depository. If we do not appoint a successor Depository registered as a clearing agency under the Securities Exchange Act of 1934 within 90 days, we will issue certificated Debt Securities in exchange for each global Debt Security. In addition, we may at any time and in our sole discretion determine not to have the book-entry Debt Securities of any series represented by one or more global Debt Securities and, in such event, will issue certificated Debt Securities in exchange for the global Debt Securities of such series. Global Debt Securities will also be exchangeable by the holders for certificated Debt Securities if an Event of Default (see "Events of Default" below) with respect to the book-entry Debt Securities represented by such global Debt Securities has occurred and is continuing. Any certificated Debt Securities issued in exchange for a global Debt Security will be registered in such name or names as the Depository shall instruct the Trustee. We expect that such instructions will be based upon directions received by the Depository from participants.

     We obtained the information in this section concerning the Depository and the Depository's book-entry system from sources we believe to be reliable, but we do not take any responsibility for the accuracy of such information.

NO PROTECTION IN THE EVENT OF CHANGE OF CONTROL

     The Indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of Debt Securities additional protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction. If we offer any such covenants or provisions with respect to any Debt Securities in the future, we will describe them in the applicable prospectus supplement.

COVENANTS

     Unless otherwise indicated in this prospectus or a prospectus supplement, the Debt Securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of Debt Securities.

     With respect to any series of senior subordinated Debt Securities, we will agree not to issue debt which is, expressly by its terms, subordinated in right of payment to any other debt of Lamar and which is not ranked on a parity with, or subordinate and junior in right of payment to, the senior subordinated Debt Securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We have agreed in the Indenture that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless:

     - the person formed by such consolidation or into or with which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and, if we are not the surviving person, the surviving person has expressly assumed all of our obligations, including the payment of the principal of and, premium, if any, and interest on the Debt Securities and the performance of the other covenants under the Indenture; and

     - immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the Indenture.

EVENTS OF DEFAULT

     Unless otherwise specified in the applicable prospectus supplement, the following events will be Events of Default under the Indenture with respect to Debt Securities of any series:

(1) we fail to pay any principal of, or premium, if any, when it becomes due;

(2) we fail to pay any interest within 30 days after it becomes due;

(3) we fail to observe or perform any other covenant in the Debt Securities or the Indenture for 45 days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of that series;

(4) we are in default under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of indebtedness under which we or any significant subsidiaries then has more than $10 million in outstanding indebtedness, individually or in the aggregate, and either (a) such indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such indebtedness;

(5) any final judgment or judgments which can no longer be appealed for the payment of more than $10 million in money (not covered by insurance) is rendered against us or any of our significant subsidiaries and has not been discharged for any period of 60 consecutive days during which a stay of enforcement is not in effect; and

(6) certain events occur involving bankruptcy, insolvency or reorganization of Lamar or any of our significant subsidiaries.

     The Trustee may withhold notice to the holders of the Debt Securities of any series of any default, except in payment of principal or premium, if any, or interest on the Debt Securities of such series, if the Trustee considers it to be in the best interest of the holders of the Debt Securities of such series to do so.

     If an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of any series may accelerate the maturity of such Debt Securities. If this happens, the entire principal amount of all the outstanding Debt Securities of such series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after such acceleration, but before a judgment or decree based on such acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of outstanding Debt Securities of such series may rescind and annul such acceleration if (1) all Events of Default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived, (2) all overdue interest and overdue principal has been paid and (3) such rescission would not conflict with any judgment or decree. In addition, if such acceleration occurs at any time when the Senior Credit Facility is in full force and effect, the Debt Securities of such series shall not become payable until the earlier to occur of (1) five business days following the delivery of a written notice of such acceleration of the Debt Securities of such series to the agent under the Senior Credit Facility and (2) the acceleration of any indebtedness under the Senior Credit Facility.

     If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the Debt Securities of any series shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Debt Securities of that series.

     The holders of a majority in principal amount of the outstanding Debt Securities of a series shall have the right to waive any existing default or compliance with any provision of the Indenture or the Debt Securities of that series and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

     No holder of any Debt Security of a series will have any right to institute any proceeding with respect to the Indenture or for any remedy under the Indenture, unless:

(1) such holder gives to the Trustee written notice of a continuing Event of Default;

(2) the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series make a written request and offer reasonable indemnity to the Trustee to institute such proceeding as a trustee;

(3) the Trustee fails to institute such proceeding within 60 days of such request; and

(4) the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series do not give the Trustee a direction inconsistent with such request during such 60-day period.

However, such limitations do not apply to a suit instituted for payment on Debt Securities of any series on or after the due dates expressed in such Debt Securities.

MODIFICATION AND WAIVER

     From time to time, we and the Trustee may, without the consent of holders of the Debt Securities of one or more series, amend the Indenture or the Debt Securities of one or more series, or supplement the Indenture, for certain specified purposes, including:

(1) to provide that the surviving entity following a change of control of Lamar permitted under the Indenture shall assume all of our obligations under the Indenture and Debt Securities;

(2) to provide for uncertificated Debt Securities in addition to certificated Debt Securities;

(3) to comply with any requirements of the SEC under the Trust Indenture Act of 1939;

(4) to cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the rights of any holder;

(5) to issue and establish the form and terms and conditions; and

(6) to appoint a successor Trustee under the Indenture with respect to one or more series.

     From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of the outstanding Debt Securities, amend or supplement the indenture or the Debt Securities, or waive compliance in a particular instance by us with any provision of the indenture or the Debt Securities; but without the consent of each holder affected by such action, we may not modify or supplement the indenture or the Debt Securities or waive compliance with any provision of the indenture or the Debt Securities in order to:

(1) reduce the amount of Debt Securities whose holders must consent to an amendment, supplement, or waiver to the Indenture or such Debt Security;

(2) reduce the rate of or change the time for payment of interest;

(3) reduce the principal of or premium on or change the stated maturity;

(4) make any Debt Security payable in money other than that stated in the Debt Security;

(5) change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no such redemption may be made;

(6) waive a default on the payment of the principal of, interest on, or redemption payment;

(7) take any other action otherwise prohibited by the Indenture to be taken without the consent of each holder by affected such action.

DEFEASANCE OF DEBT SECURITIES AND CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

     The Indenture permits us, at any time, to elect to discharge our obligations with respect to one or more series of Debt Securities by following certain procedures described in the Indenture. These procedures will allow us either:

(1) to defease and be discharged from any and all of our obligations with respect to any Debt Securities except for the following obligations (which discharge is referred to as "legal defeasance"):

     (a)to register the transfer or exchange of such Debt Securities;

     (b)to replace temporary or mutilated, destroyed, lost or stolen Debt Securities;

     (c)to compensate and indemnify the Trustee; or

     (d)to maintain an office or agency in respect of the Debt Securities and to hold monies for payment in trust; or

(2) to be released from our obligations with respect to the Debt Securities under certain covenants contained in the Indenture, as well as any additional covenants which may be contained in the applicable prospectus supplement (which release is referred to as "covenant defeasance").

     In order to exercise either defeasance option, we must deposit with the Trustee or other qualifying trustee, in trust for such purpose:

(1) money;

(2) U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below) which through the scheduled payment of principal and interest in accordance with their terms will provide money; or

(3) a combination of money and/or U.S. Government Obligations and/or Foreign Government Obligations sufficient in the written opinion of a nationally-recognized firm of independent accountants to provide money;

which in each case specified in clauses (1) through (3) above, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the Debt Securities of a series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the Indenture.

     In addition, defeasance may be effected only if, among other things:

(1) in the case of either legal or covenant defeasance, we deliver to the Trustee an opinion of counsel, as specified in the Indenture, stating that as a result of such defeasance neither the trust nor the Trustee will be required to register as an investment company under the Investment Company Act of 1940;

(2) in the case of legal defeasance, we deliver to the Trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that, and such opinion shall confirm that, the holders of outstanding Debt Securities will not recognize income, gain or loss for United States federal income tax purposes solely as a result of such legal defeasance and will be subject to United States federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if such defeasance had not occurred;

(3) in the case of covenant defeasance, we deliver to the Trustee an opinion of counsel to the effect that the holders of the outstanding Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(4) certain other conditions described in the Indenture are satisfied.

     If we fail to comply with our remaining obligations under the Indenture and applicable supplemental indenture after a covenant defeasance of the Indenture and applicable supplemental indenture, and the Debt Securities are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and/or U.S. Government Obligations and/or Foreign Government Obligations on deposit with the Trustee could be insufficient to pay amounts due under the Debt Securities of such series at the time of acceleration. We will, however, remain liable in respect of such payments.

     The term "U.S. Government Obligations" as used in the above discussion means securities which are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

     The term "Foreign Government Obligations" as used in the above discussion means, with respect to Debt Securities of any series that are denominated in a currency other than U.S. dollars (1) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged or (2) obligations of a person controlled or supervised by or acting as an agent or instrumentality of such government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer.

GUARANTEES

     One or more Guarantors may guarantee our payment obligation under any series of Debt Securities. The terms of any such guarantee will be set forth in the applicable prospectus supplement.

REGARDING THE TRUSTEE

     We will identify the Trustee with respect to any series of Debt Securities in the prospectus supplement relating to such Debt Securities. You should note that if the Trustee becomes a creditor of the Company, the Indenture and the Trust Indenture Act of 1939 limit the rights of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The Trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the Trustee, acquires any "conflicting interest" within the meaning of the Trust Indenture Act of 1939, it must eliminate such conflict or resign.

     The holders of a majority in principal amount of the then outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. If an Event of Default occurs and is continuing, the Trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent man in the conduct of his own affairs. Subject to such provision, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debt Securities, unless they have offered to the Trustee reasonable indemnity or security.

                         DESCRIPTION OF PREFERRED STOCK

     Lamar currently has authorized 1,000,000 shares of undesignated preferred stock, none of which were issued and outstanding as of the date of this prospectus. Under Delaware law and our Certificate of Incorporation, we may issue shares of undesignated preferred stock from time to time, in one or more classes or series, as authorized by the Board of Directors, generally without the approval of the stockholders.

     Subject to limitations prescribed by Delaware law and our Certificate of Incorporation and By-Laws, the Board of Directors can fix the number of shares constituting each class or series of preferred stock and the designations, powers, preferences and other rights of such series as well as the qualifications, limitations or restrictions on such powers, preferences and rights. These may include such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or duly authorized committee.

     The Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then-market price of such shares.

     If we offer a specific class or series of preferred stock under this prospectus, we will describe the terms of such preferred stock in the prospectus supplement for such offering and will file a copy of the certificate of designation establishing such terms with the SEC. This description will include:

 (1) the title and stated value;

 (2) the number of shares offered, the liquidation preference per share and the purchase price;

 (3) the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

 (4) whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

 (5) the procedures for any auction and remarketing, if any;

 (6) the provisions for a sinking fund, if any;

 (7) the provisions for redemption, if applicable;

 (8) any listing of such preferred stock on any securities exchange or market;

 (9) whether such preferred stock will be convertible into Lamar Class A common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

(10) whether such preferred stock will be exchangeable into Debt Securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

(11) voting rights, if any, of such preferred stock;

(12) whether interests in such preferred stock will be represented by depositary shares;

(13) a discussion of any material and/or special United States federal income tax considerations applicable to such preferred stock;

(14) the relative ranking and preferences of such preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

(15) any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of Lamar; and

(16) any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.

     The preferred stock offered by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

     Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Lamar, rank as follows:

(1) senior to all classes or series of Lamar Class A common stock, and to all equity securities issued by Lamar the terms of which specifically provide that such equity securities rank junior to such preferred stock with respect to such rights;

(2) on a parity with all equity securities issued by Lamar that do not rank senior or junior to the preferred stock with respect to such rights; and

(3) junior to all equity securities issued by Lamar the terms of which do not specifically provide that such equity securities rank on a parity with or junior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of Lamar (including any entity with which Lamar may be merged or consolidated or to which all or substantially all the assets of Lamar may be transferred or which transfers all or substantially all of the assets of Lamar).

As used for these purposes, the term "equity securities" does not include convertible debt securities.

                   DESCRIPTION OF LAMAR CLASS A COMMON STOCK

GENERAL

     Lamar's authorized common stock consists of 75,000,000 shares of Class A common stock and 37,500,000 shares of Class B Common Stock. At January 1, 1999, there were 43,392,876 shares of Class A common stock and 17,700,000 shares of Class B common stock issued and outstanding.

VOTING RIGHTS; CONVERSION OF CLASS B COMMON STOCK

     The Class A common stock and Class B common stock have the same rights and powers, except that a share of Class A common stock entitles the holder to one vote and a share of Class B common stock entitles the holder to ten votes. Except as required by Delaware law, the holders of Class A common stock and Class B common stock vote together as a single class. Each share of Class B common stock is convertible at the option of its holder into one share of Class A common stock at any time. In addition, each share of Class B common stock converts automatically into one share of Class A common stock upon the sale or other transfer of such share of Class B common stock to a person who, or entity which, is not a Permitted Transferee. "Permitted Transferees" include (1) Kevin
P. Reilly, Sr.; (2) a descendant of Kevin P. Reilly, Sr.; (3) a spouse or surviving spouse (even if remarried) of any individual named or described in (1) or (2) above; (4) any estate, trust, guardianship, custodianship, curatorship or other fiduciary arrangement for the primary benefit of any one or more of the individuals named or described in (1), (2) and (3) above; and (5) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more of the individuals and entities named or described in (1), (2), (3) and (4) above.

     Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve any amendment to the Certificate of Incorporation that would increase or decrease the par value of such class, or modify or change the powers, preferences or special rights of the shares of any class so as to affect such class adversely. Our Certificate of Incorporation, however, allows for amendments to increase or decrease the number of authorized shares of Class A common stock or Class B common stock without a separate vote of either class.

DIVIDENDS; LIQUIDATION RIGHTS

     All of the outstanding shares of common stock are fully paid and nonassessable. In the event of the liquidation or dissolution of Lamar, following any required distribution to the holders of outstanding shares of preferred stock, the holders of common stock are entitled to share pro rata in any balance of the corporate assets available for distribution to them. We may pay dividends if, when and as declared by the Board of Directors from funds legally available therefor, subject to the restrictions set forth in the Company's Existing Indentures and the Senior Credit Facility. Subject to the preferential rights of the holders of any class of preferred stock, holders of shares of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of either class of common stock unless simultaneously the same dividend is declared or paid on each share of the other class of common stock, provided that, in the event of stock dividends, holders of a specific class of common stock shall be entitled to receive only additional shares of such class.

OTHER PROVISIONS

     The common stock is redeemable in the manner and on the conditions permitted under Delaware law and as may be authorized by the Board of Directors. Holders of common stock have no preemptive rights.

TRANSFER AGENT

     American Stock Transfer and Trust Company serves as the transfer agent and registrar for the Class A common stock.

                            DESCRIPTION OF WARRANTS

GENERAL

     We may issue warrants to purchase Debt Securities (the "Debt Warrants"), preferred stock (the "Preferred Stock Warrants") or Class A common stock (the "Class A Common Stock Warrants" and, collectively with the Debt Warrants and the Preferred Stock Warrants, the "Warrants"). Warrants may be issued independently or together with any other securities offered by this prospectus and may be attached to or separate from such other securities. If Warrants are issued, they will be issued under warrant agreements to be entered into between Lamar and a bank or trust company, as warrant agent (the "Warrant Agent"), all of which will be described in the prospectus supplement relating to the Warrants being offered.

DEBT WARRANTS

     We will describe the terms of Debt Warrants offered the applicable prospectus supplement, the Warrant Agreement relating to such Debt Warrants and the Debt Warrant certificates representing such Debt Warrants, including the following:

 (1) the title;

 (2) the aggregate number offered;

 (3) their issue price or prices;

 (4) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise, and the procedures and conditions relating to exercise;

 (5) the designation and terms of any related Debt Securities and the number of such Debt Warrants issued with each such security;

 (6) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable;

 (7) the principal amount of Debt Securities purchasable upon exercise, and the price at which such principal amount of Debt Securities may be purchased upon such exercise;

 (8) the commencement and expiration dates of the right to exercise;

 (9) the maximum or minimum number which may be exercised at any time;

(10) a discussion of the material United States federal income tax considerations applicable to exercise; and

(11) any other terms, procedures and limitations relating to exercise.

     Debt Warrant certificates will be exchangeable for new Debt Warrant certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable prospectus supplement. Before exercising their Debt Warrants, holders will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to payments of principal of, or premium, if any, or interest, if any, on the securities purchasable upon such exercise.

OTHER WARRANTS

     The applicable prospectus supplement will describe the following terms of Preferred Stock Warrants or Class A Common Stock Warrants offered under this prospectus:

 (1) the title;

 (2) the securities issuable upon exercise;

 (3) the issue price or prices;

 (4) the number of such Warrants issued with each share of preferred stock or Class A common stock;

 (5) any provisions for adjustment of (a) the number or amount of shares of preferred stock or Class A common stock receivable upon exercise of such Warrants or (b) the exercise price;

 (6) if applicable, the date on and after which such Warrants and the related preferred stock or Class A common stock will be separately transferable;

 (7) if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of such Warrants;

 (8) any other terms, including terms, procedures and limitations relating to exchange and exercise;

 (9) the commencement and expiration dates of the right to exercise; and

(10) the maximum or minimum number which may be exercised at any time.

EXERCISE OF WARRANTS

     Each Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities or shares of preferred stock or Class A common stock at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised Warrants will become void.

     Warrants may be exercised by delivering to the corporation trust office of the Warrant Agent or any other officer indicated in the applicable prospectus supplement (a) the Warrant certificate properly completed and duly executed and
(b) payment of the amount due upon exercise. As soon as practicable following such exercise, we will forward the Debt Securities or shares of preferred stock or Class A common stock purchasable upon such exercise. If less than all of the Warrants represented by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining Warrants.

                              PLAN OF DISTRIBUTION

     We may sell the securities being offered by us in this prospectus:

(1) directly to purchasers;

(2) through agents;

(3) through dealers;

(4) through underwriters; or

(5) through a combination of any of these methods of sale.

     We and our agents and underwriters may sell the securities being offered by us in this prospectus from time to time in one or more transactions:

(1) at a fixed price or prices, which may be changed;

(2) at market prices prevailing at the time of sale;

(3) at prices related to such prevailing market prices; or

(4) at negotiated prices.

     We may solicit directly offers to purchase securities. We may also designate agents from time to time to solicit offers to purchase securities. Any such agent, who may be deemed to be an "underwriter" as that term is defined in the Securities Act of 1933, may then resell such securities to the public at varying prices to be determined by such agent at the time of resale.

     If we use underwriters to sell securities, we will enter into an underwriting agreement with such underwriters at the time of the sale to them. The names of the underwriters will be set forth in the prospectus supplement which will be used by them together with this prospectus to make resales of the securities to the public. In connection with the sale of the securities offered, such underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of such securities.

     Underwriters may also use dealers to sell securities. If this happens, such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     Any underwriting compensation paid by us to underwriters in connection with the offering of the securities offered in this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

     Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which they may be required to make in respect of such liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

     If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, or other persons to solicit offers by certain institutions to purchase the securities offered by us under this prospectus pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under any such contract will be subject only to those conditions described in the applicable prospectus supplement, and such prospectus supplement will set forth the price to be paid for securities pursuant to such contracts and the commissions payable for solicitation of such contracts.

     Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M of the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by such dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

     Each series of securities offered under this prospectus will be a new issue with no established trading market, other than the Class A common stock which is listed on the Nasdaq National Market. Any shares of common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market, subject to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any of the securities we may offer from time to time for trading on an exchange or on the Nasdaq National Market, but we are not obligated to do so.

     The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

                                 LEGAL MATTERS

     Palmer & Dodge LLP, Boston, Massachusetts, counsel to Lamar, will give Lamar an opinion on the validity of the securities offered by this prospectus and any accompanying prospectus supplement.

                                    EXPERTS

     The consolidated financial statements and schedule of Lamar Advertising Company and Subsidiaries as of October 31, 1996 and December 31, 1997, and for the years ended October 31, 1995 and 1996, the two months ended December 31, 1996, and the year ended December 31, 1997, incorporated by reference into this prospectus and Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

     The consolidated balance sheets of Outdoor Communications, Inc. and subsidiaries as of June 30, 1998 and 1997 and the related statements of operations, stockholders' deficit and cash flows of Outdoor Communications, Inc. for the years ended June 30, 1998 and 1997, and the period from April 4, 1996 through June 30, 1996, the consolidated statements of operations, stockholders' deficit and cash flows of OCI Corp. of Michigan and subsidiaries (predecessor to Outdoor Communications, Inc.) for the period from August 1, 1995 through April 3, 1996, and the consolidated statements of operations, stockholders' deficit and cash flows of Mass Communications Corp. and subsidiary (predecessor to Outdoor Communications, Inc.) for the period from September 1, 1995 through April 3, 1996, all of which have been incorporated by reference in this prospectus and in the Registration Statement, have been incorporated by reference in this prospectus and in the Registration Statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

     The consolidated balance sheets of Penn Advertising, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income and accumulated deficit and cash flows for the years then ended have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Philip R. Friedman & Associates, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The statement of assets acquired and liabilities assumed of National Advertising Company -- Lamar Acquisition as of August 14, 1997, and the related statement of revenues and expenses for the years ended December 31, 1996 and 1995, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP (Coopers & Lybrand L.L.P. prior to its July 1, 1998 merger with Price Waterhouse LLP), independent accountants, given on the authority of that firm as experts in accounting and auditing.

 [PHOTOGRAPH OF BULLETIN, POSTER PANEL, HIGHWAY LOGO SIGN AND TRANSIT SHELTER]



     The advertising displays illustrated on this page are not intended to indicate any significant or ongoing customer or contractual relationship. No advertiser shown on this page provided net revenues in excess of 2.0% of the company's net revenues for the year ended December 31, 1998.

             ------------------------------------------------------
             ------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
                             ----------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                           Page
                                           ----
Explanatory Note Regarding Corporate
  Restructuring of Lamar Advertising
  Company................................   S-3
Prospectus Summary.......................   S-4
Recent Developments......................   S-6
The Offering.............................   S-8
Selected Consolidated Historical
  Financial and Operating Data...........  S-11
Selected Unaudited Pro Forma Combined
  Financial Data.........................  S-12
Risk Factors.............................  S-14
Note Regarding Forward-Looking
  Statements.............................  S-22
Use of Proceeds..........................  S-23
Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends..............  S-23
Price Range of Class A Common Stock and
  Dividend Policy........................  S-24
Capitalization...........................  S-25
Business of Lamar........................  S-26
Management...............................  S-31
Description of Notes We Are Offering.....  S-33
Material United States Federal Income Tax
  Considerations.........................  S-43
Description of Capital Stock of Lamar
  Advertising Company....................  S-46
Description of Other Indebtedness of
  Lamar..................................  S-49
Underwriting.............................  S-54
Validity of the Notes....................  S-55
Where You Can Find More Information......  S-55
                  Prospectus
                                           Page
-----------------------------------------------
Where You Can Find More Information......     2
Lamar Advertising Company................     3
Note Regarding Forward-Looking
  Statements.............................     3
Risk Factors.............................     4
Use of Proceeds..........................     9
Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends..............    10
Description of Debt Securities...........    11
Description of Preferred Stock...........    19
Description of Lamar Class A Common
  Stock..................................    21
Description of Warrants..................    22
Plan of Distribution.....................    24
Legal Matters............................    25
Experts..................................    25

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                  $250,000,000

                           LAMAR ADVERTISING COMPANY

                               5 1/4% Convertible
                                 Notes due 2006

                             ----------------------

                             PROSPECTUS SUPPLEMENT

                             ----------------------

                              GOLDMAN, SACHS & CO.
                           DEUTSCHE BANC ALEX. BROWN
                           MORGAN STANLEY DEAN WITTER
                              SALOMON SMITH BARNEY

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